Exhibit 10.51

SALE SITE MASTER LEASE AGREEMENT
BY AND AMONG
AT&T COLLOCATORS PARTY HERETO,
AT&T MOBILITY LLC
AND
TOWER OPERATORS PARTY HERETO
DATED AS OF DECEMBER 16, 2013

Exhibit A	List of Sites
Exhibit B	List of Assignable Sites
Exhibit C	Form of Site Lease Agreement
Exhibit D	Form of Memorandum of Site Lease Agreement
Exhibit E	Hypothetical Equipment Configuration
Exhibit F	Form of Agreement and Consent
Exhibit G	Reserved
Exhibit H	Additional Equipment and Additional Ground Space Pricing Schedule
Exhibit I	Certain AT&T Collocator Competitors
Exhibit J	Authorized Representatives
Exhibit K	Mobile Telephone Switching Offices and Other Permanent Structures

SALE SITE MASTER LEASE AGREEMENT
This SALE SITE MASTER LEASE AGREEMENT (this “Agreement”) is entered into this 16th day of December, 2013 (the “Effective Date”), by and among AMWOHI Tower Newco LLC, CCPR VI Tower Newco LLC, Lafayette Tower Newco LLC, Madison Tower Newco LLC, Milwaukee Tower Newco LLC, NCWPCS Tower Newco LLC, Oklahoma City Tower Newco LLC, Orlando Tower Newco LLC, Puerto Rico Tower Newco LLC, Santa Barbara Tower Newco LLC and Texas RSA 18 Tower Newco LLC, each a Delaware limited liability company, each as Tower Operator, AT&T Mobility LLC, a Delaware limited liability company, as AT&T Guarantor, and AT&T Collocator (as defined below). AT&T Collocator, AT&T Guarantor and Tower Operator are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.
RECITALS:
A.    Certain Affiliates of AT&T Guarantor operate the Sites, which include Towers and related equipment and such Affiliates either own, ground lease or otherwise have an interest in the land on which such Towers are located;
B.    Pursuant to a sales transaction (the “Sales Transaction”), AT&T Guarantor and certain of its Affiliates have contributed, conveyed, assigned, transferred and delivered to Tower Operator their respective interests in the Sites or their right to operate the Sites and have sold, conveyed, assigned, transferred and delivered to Crown Castle International Corp. all membership interests in Tower Operator;
C.    Tower Operator desires to lease or give AT&T Collocator the right to use and operate on a portion of each of the Sites pursuant to the terms and conditions of this Agreement; and
D.    AT&T Collocator operates a significant portion of its wireless network through equipment located at the Sites and would not have entered into the Sales Transaction if Tower Operator had not agreed to the terms and conditions set forth herein.
NOW, THEREFORE, the Parties agree as follows:
SECTION 1.Definitions.
(a)Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings when used herein with initial capital letters:
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person.
“Agreement” has the meaning set forth in the preamble and includes all subsequent modifications and amendments hereof. References to this Agreement in respect of a particular Site shall include the Site Lease Agreement therefor; and references to this Agreement in general and as applied to all Sites shall include all Site Lease Agreements.
“Assignable Site” means the (i) Initial Assignable Sites and (ii) any Non-Assignable Site subject to this Agreement which is converted to an Assignable Site pursuant to a Subsequent Closing.
“Assumption Requirements” means, with respect to any assignment by Tower Operator or AT&T Collocator of this Agreement (the “assigning party”), that (i) the applicable assignee has creditworthiness, or a guarantor with creditworthiness, reasonably sufficient to perform the obligations of the assigning party under this Agreement or that the assigning party remains liable for such obligations notwithstanding such assignment and (ii) the assignee assumes and agrees to perform all of the obligations of the assigning party hereunder.
“AT&T” means AT&T Parent and Affiliates thereof that are parties to the Master Agreement.
“AT&T Collocator” means, with respect to each Site, the Person identified as the “AT&T Collocator” opposite such Site on Exhibit A and, if applicable, Exhibit B hereto, and which shall be the “Lessee” under the Site Lease Agreement for such Site, in each case together with its permitted successors and assignees hereunder, to the extent the same are permitted to succeed to AT&T Collocator’s rights hereunder.

“AT&T Collocator Competitor” means any Person principally in the business of providing wireline local exchange carrier or wireless services (including, without limitation, each of the Persons listed under the heading “AT&T Collocator Competitors” on Exhibit I), and any of such Person’s Affiliates.
“AT&T Communications Equipment” means any Communications Equipment at a Site owned or leased and used exclusively (subject to Section 9(b)) by one or more of AT&T Collocator and any Wholly Owned Affiliate.
“AT&T Ground Lease Party” means each AT&T Group Member that, at any applicable time during the Term of this Agreement, has not yet contributed its right, title and interest in the Included Property of a Non-Assignable Site to the Tower Operator pursuant to the Master Agreement.
“AT&T Group” means, collectively, AT&T Parent and its Affiliates (including each AT&T Ground Lease Party and AT&T Collocator whose names are set forth in the signature pages of this Agreement or any Site Lease Agreement or the Master Agreement and any Affiliate of AT&T Parent that at any time becomes a “lessee” or “sublessee” under this Agreement in accordance with the provisions of this Agreement).
“AT&T Group Member” means each member of the AT&T Group.
“AT&T Guarantor” means AT&T Mobility LLC, a Delaware limited liability company, and its permitted successors and assigns (to the extent permitted or required hereunder).
“AT&T Improvements” means any Improvements located at a Site that support, shelter, protect, enclose or provide power or back-up power to AT&T Communications Equipment (other than a Tower), but excluding any Modification added by Tower Operator in accordance with Section 7. All utility connections that provide service to AT&T Communications Equipment, including those providing access and backhaul services, and all Improvements or other assets used in connection with any switching or wireline business of any AT&T Group Member (including any mobile telephone switching office and the switching and related equipment located at a Site), or any other Improvements owned by AT&T Collocator or any Wholly Owned Affiliate and not used in connection with the Collocation Operations, shall be deemed AT&T Improvements.
“AT&T Indemnitee” means each AT&T Ground Lease Party, AT&T Collocator and their respective Affiliates, directors, officers, employees, agents and representatives (except Tower Operator and its Affiliates and any agents of Tower Operator or its Affiliates).
“AT&T Parent” means AT&T Inc., a Delaware corporation.
“AT&T Primary Collocator” means New Cingular Wireless PCS, LLC, a Delaware limited liability company.
“AT&T Primary Tower Space RAD Center” means, in respect of each Tower, the RAD center on such Tower with the largest portion of the AT&T Communications Equipment attached, which RAD center shall be identified in the applicable Site Lease Agreement for each Site.
“Authorized Representative” means any of the individuals listed on Exhibit J, together with their successors holding equivalent corporate titles.
“Available Space” means, as to any Site, the portion of the Tower and Land not constituting AT&T Collocation Space that is available for lease to or collocation by any Tower Tenant and all rights appurtenant to such portion, space or area.
“Award” means any amounts paid, recovered or recoverable as damages, compensation or proceeds by reason of any Taking, including all amounts paid pursuant to any agreement with any Person which was made in settlement or under threat of any such Taking, less the reasonable costs and expenses incurred in collecting such amounts.
“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time, including any successor legislation thereto.
“Bankruptcy Event” means, as to any Person, the filing of any voluntary petition under federal or state bankruptcy or insolvency laws on behalf of such Person; the filing of any involuntary petition under federal or state bankruptcy or insolvency laws against such Person and the failure of such Person to promptly obtain dismissal of that filing or the continuation of the resulting proceeding for sixty (60) days or more, or any consent of such Person to such proceeding; the filing of any petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency of such Person; the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of such Person or its property; the making of any assignment for the benefit of creditors of such Person; the admission in writing of such Person’s inability to pay its debts generally as they become due; or the taking of any action in furtherance of any of the foregoing actions.
“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or any other day on which banks in New York City are authorized or obligated by Law to close.
“Cables” means co-axial cabling, electrical power cabling, ethernet cabling, fiber-optic cabling or any other cabling or wiring necessary for operating Communications Equipment together with any associated conduit piping necessary to encase or protect any such cabling.
“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including reasonable fees and expenses of attorneys and other appropriate professional advisers).
“Collocation Agreement” means an agreement between an AT&T Group Member (prior to the Effective Date) or Tower Operator (on or after the Effective Date), on the one hand, and a third party (provided that if such agreement is with an AT&T Group Member, such third party is not an Affiliate of such AT&T Group Member on the Effective Date), on the other hand, pursuant to which such AT&T Group Member or Tower Operator, as applicable, rents or licenses to such third party space at any Site (including space on a Tower), including all amendments, modifications, supplements, assignments and guaranties related thereto (it being understood that in the case of a master collocation agreement, the Collocation Agreement shall be the applicable site lease agreement (including any rights, interests and provisions incorporated therein)). For clarity, utility and power-sharing agreements between an AT&T Group Member and a third party are not Collocation Agreements.
“Communications Equipment” means, as to any Site, all equipment installed at (i) the AT&T Collocation Space by or with respect to any AT&T Collocator or any Wholly Owned Affiliate and (ii) any other portion of the Site with respect to a Tower Tenant, for the provision of current or future communication services, including voice, video, internet and other data services, which shall include switches, antennas, including microwave antennas, panels, conduits, flexible transmission lines, Cables, radios, amplifiers, filters, interconnect transmission equipment and all associated software and hardware, and will include any modifications, replacements and upgrades to such equipment.
“Communications Facility” means, as to any Site, (i) the AT&T Collocation Space, together with all AT&T Communications Equipment and AT&T Improvements at such Site (with respect to AT&T Collocator) or (ii) any other portion of the Site leased to or used or occupied by a Tower Tenant, together with all of such Tower Tenant Communications Equipment and such Tower Tenant Improvements at such Site (with respect to such Tower Tenant).
“Emergency” means any event that causes, has caused or is reasonably likely to imminently cause (i) any bodily injury, personal injury or material property damage, (ii) the suspension, revocation, termination or any other material adverse effect as to any Governmental Approvals reasonably necessary for the use or operation of Communications Equipment or a Site, (iii) any material adverse effect on the ability of AT&T Collocator, or any Tower Tenant, to operate Communications Equipment at any Site, (iv) any failure of any Site to comply in any material respect with applicable FCC or FAA regulations or other licensing requirements or (v) the termination of a Ground Lease.
“Environmental Law” or “Environmental Laws” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or public or workplace health and safety as may now or at any time hereafter be in effect, including the following, as the same may be amended or replaced from time to time, and all regulations promulgated under or in connection therewith: the Superfund Amendments and Reauthorization Act of 1986; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act of 1976; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; and the Occupational Safety and Health Act of 1970.
“Excluded Equipment” means (i) any AT&T Communications Equipment or AT&T Improvements and (ii) any Tower Tenant Communications Equipment or Tower Tenant Improvements.
“FAA” means the United States Federal Aviation Administration or any successor federal Governmental Authority performing a similar function.

“FCC” means the United States Federal Communications Commission or any successor Governmental Authority performing a similar function.
“Force Majeure” means strike, riot, act of God (including, but not limited to, wind, lightning, rain, ice, earthquake, floods, or rising water), nationwide shortages of labor or materials, war, civil disturbance, act of the public enemy, explosion, aircraft or vehicle damage, natural disaster, governmental Laws, regulations, orders or restrictions.
“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications, determinations and other authorizations to, from or with any Governmental Authority.
“Governmental Authority” means, with respect to any Person or any Site, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, in each case having jurisdiction over such Person or such Site.
“Ground Lease” means, as to any Leased Site, the ground lease, sublease, or any easement, license or other agreement or document pursuant to which Tower Operator (as to an Assignable Site) or an AT&T Ground Lease Party (as to a Non-Assignable Site) holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense or other interest in such Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Site), and including all amendments, modifications, supplements, assignments and guarantees related thereto.
“Ground Lessor” means, as to any Leased Site, the “lessor,” “sublessor,” “landlord,” “licensor,” “sublicensor” or similar Person under the related Ground Lease.
“Hazardous Material” or “Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls or any hazardous, toxic or dangerous waste, substance or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“Horizontal Plane” means the space that is perpendicular to the AT&T Collocator’s vertical space on a Tower equal to 15 feet from the exterior face of the Tower in all directions; provided that such space shall not include any space beyond the outer boundaries of the Site.
“Improvements” means, as to each Site, (i) one or more equipment pads or raised platforms capable of accommodating exterior cabinets or Shelters, huts or buildings, electrical service and access for the placement and servicing of AT&T Collocator’s and, if applicable, each Tower Tenant’s Improvements; (ii) batteries, generators and associated fuel tanks or any other substances, products, materials or equipment used to provide backup power; (iii) grounding rings; (iv) fencing; (v) signage; (vi) connections for telephone service or utility service up to the meter; (vii) hardware constituting a Tower platform to hold AT&T Collocator’s and, if applicable, each Tower Tenant’s Communications Equipment; (viii) access road improvements; (ix) Shelters; (x) all marking/lighting systems and light monitoring devices; and (xi) such other equipment, alterations, replacements, modifications, additions and improvements as may be installed on or made to all or any component of a Site (including the Land and the Tower). For clarity, Improvements do not include Communications Equipment.
“Included Property” means, with respect to each Site, (i) the Land related to such Site (including the applicable interest in any Ground Lease), (ii) the Tower located on such Site (including the AT&T Collocation Space) and (iii) the related Improvements (excluding AT&T Improvements and any Tower Subtenant Improvements) and the Tower Related Assets with respect to such Site; but excluding, in each case of (i), (ii) and (iii), any Excluded Asset and all Tower Tenant Communications Equipment.
“Indemnified Party” means an AT&T Indemnitee or a Tower Operator Indemnitee, as the case may be.
“Initial Assignable Sites” means the Sites set forth on Exhibit B.
“Land” means, with respect to each Site, the tracts, pieces or parcels of land constituting such Site, together with all easements, rights of way and other rights appurtenant thereto.

“Law” means any law, statute, common law, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.
“Leased Site” means the Assignable Sites that are occupied by Tower Operator and the Non-Assignable Sites that are occupied by an AT&T Ground Lease Party, in either case, pursuant to a Ground Lease, which Sites are identified on Exhibit A or Exhibit B as Leased Sites. If a Site is not a Leased Site, such Site is an Owned Site hereunder.
“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment or encumbrance of any kind in respect of such asset.
“Master Agreement” means the Master Agreement, dated as of October 18, 2013, by and among, inter alia, Crown Castle International Corp., AT&T Parent and Tower Operator.
“Memorandum of Site Lease Agreement” means as to any Site, a recordable memorandum of a Site Lease Agreement supplement to this Agreement, in substantially the form of Exhibit D attached to this Agreement.
“MLA Ground Space” means, with respect to any Site, (i) 432 square feet of Land (in the case of Sites where a Shelter is maintained as of the Effective Date) or (ii) 145 square feet of Land (in the case of Sites where a Shelter is not maintained as of the Effective Date).
“Modifications” means the construction or installation of Improvements on any Site or any part of any Site after the Effective Date, or the alteration, replacement, modification or addition to any Improvement on any Site after the Effective Date.
“Mortgage” means, as to any Site, any mortgage, deed to secure debt, deed of trust, trust deed or other conveyance of, or similar encumbrance against, the right, title and interest of a Party in and to the Land, Tower and Improvements on such Site as security for any debt, whether now existing or hereafter arising or created.
“Mortgagee” means, as to any Site, the holder of any Mortgage, together with the heirs, legal representatives, successors, transferees and assignees of the holder.
“MPL” means the Master Prepaid Lease, dated as of December 16, 2013, by and among CCATT LLC, a Delaware limited liability company, AT&T Guarantor and the AT&T Lessors party thereto.
“MPL Site MLA” means the MPL Site Master Lease Agreement dated as of December 16, 2013, among CCATT LLC, a Delaware limited liability company, the AT&T Collocators party thereto and AT&T Guarantor.
“Non-Assignable Site” means, for purposes of this Agreement and until any such Site is converted to an Assignable Site as provided herein, each Site that is identified on Exhibit A, but is not identified as an Assignable Site on Exhibit B and is therefore subject to this Agreement as a Non-Assignable Site as of the Effective Date, until such Site is converted to an Assignable Site as provided herein.
“Non-Restorable Site” means a Site that has suffered a casualty that damages or destroys all or a Substantial Portion of such Site, or a Site that constitutes a non-conforming use under applicable Zoning Laws prior to such casualty, in either case such that either (i) Zoning Laws would not allow Tower Operator to rebuild a comparable replacement Tower on the Site substantially similar to the Tower damaged or destroyed by the casualty or (ii) Restoration of such Site under applicable Zoning Law, using commercially reasonable efforts, in a period of time that would enable Restoration to be commenced (and a building permit issued) within one year after the casualty, would not be possible or would require either (A) obtaining a change in the zoning classification of the Site under applicable Zoning Laws, (B) the filing and prosecution of a lawsuit or other legal proceeding in a court of law or (C) obtaining a zoning variance, special use permit or any other permit or approval under applicable Zoning Laws that cannot reasonably be obtained by Tower Operator.
“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority.
“Owned Sites” means the Sites which are owned by Tower Operator in fee simple, which Sites are identified on Exhibit A or Exhibit B as Owned Sites.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.
“Prime Rate” means the rate of interest reported in the “Money Rates” column or section of The Wall Street Journal (Eastern Edition) as being the prime rate on corporate loans of larger U.S. Money Center Banks, or if The Wall Street Journal is not in publication on the applicable date, or ceases prior to the applicable date to publish such rate, then the rate being published in any other publication acceptable to AT&T Collocator and Tower Operator as being the prime rate on corporate loans from larger U.S. money center banks shall be used.
“Proceeds” means all insurance moneys recovered or recoverable by any AT&T Ground Lease Party, Tower Operator or AT&T Collocator as compensation for casualty damage to any Site (including the Tower and Improvements of such Site).
“Reserved Property” means the Land beneath any mobile telephone switching office and other permanent structures (for the avoidance of doubt, other than a Tower) and any fuel tanks associated with any such office, in each case on the Sites set forth on Exhibit K hereto, and any replacement thereof or substitution therefor with a similar structure for so long as any AT&T Group Member maintains (without regard to any demolition in connection with the planned replacement thereof or substitution therefor and any period of construction or restoration thereof) such structures or any replacement thereof or substitution therefor with a similar structure.
“Restoration” means, as to a Site that has suffered casualty damage or is the subject of a Taking, such restoration, repairs, replacements, rebuilding, changes and alterations, including the cost of temporary repairs for the protection of such Site, or any portion of such Site pending completion of action, required to restore the applicable Site (including the Tower and Improvements on such Site but excluding any AT&T Communications Equipment or AT&T Improvements, the restoration of which shall be the sole cost and obligation of AT&T Collocator, and excluding any Tower Tenant Communications Equipment or Tower Tenant Improvements, the restoration of which shall be the sole cost and obligation of such Tower Tenant) to a condition that is at least as good as the condition that existed immediately prior to such damage or Taking (as applicable), and such other changes or alterations as may be reasonably acceptable to AT&T Collocator and Tower Operator or required by Law.
“Revenue Sharing” means any requirement under a Ground Lease to pay to Ground Lessor a share of the revenue derived from, or an incremental payment triggered by, a sublease, license or other occupancy agreement at the Site subject to such Ground Lease.
“Right of Substitution” means the right of AT&T Collocator to remove the AT&T Communications Equipment from the AT&T Primary Tower Space or AT&T Primary Ground Space at a Site and move same to Available Space on such Site by relocation of the portion of its Communications Facility in such space to a portion of such Available Space, such that the resulting space occupied by AT&T Collocator and the AT&T Communications Equipment is not larger than the AT&T Primary Tower Space or AT&T Primary Ground Space, as applicable, in accordance with and subject to the limitations contained in Section 10.
“Shelter” means a walk-in ground shelter for purposes of housing Communications Equipment, heating, ventilation and air conditioning units, generators and other equipment related to the use and operation of Communications Equipment; provided that such structure is owned and used, and intended for use, exclusively by one or more of AT&T Collocator and any Wholly Owned Affiliate. For the avoidance of doubt, “Shelters” shall not include equipment cabinets.
“Site” means each parcel of Land subject to this Agreement from time to time, all of which are identified on Exhibit A hereto, as such exhibit may be amended or supplemented as provided in this Agreement and the Master Agreement, and the Tower and Improvements located thereon. As used in this Agreement, reference to a Site includes Modifications, but shall not include any AT&T Improvements, AT&T Communications Equipment, any Tower Tenant Improvements or Tower Tenant Communications Equipment.
“Site Expiration Date” means, as to any Leased Site, if arrangements have not been entered into to secure the tenure of the relevant Ground Lease pursuant to an extension, new Ground Lease or otherwise, one day prior to the expiration of the relevant Ground Lease (as the same may be amended, extended or renewed pursuant to the terms of this Agreement).
“Site Lease Agreement” means, as to any Site, a supplement to this Agreement, in substantially the form of Exhibit C attached to this Agreement.

“Subsequent Closing” means the conversion of a Non-Assignable Site to an Assignable Site subsequent to the Effective Date.
“Subsequent Closing Date” means, with respect to each Subsequent Closing, the date on which such Subsequent Closing is deemed to have occurred.
“Substantial Portion” means, as to a Site, so much of such Site (including the Land, Tower and Improvements of such Site, or any portion of such Site) as, when subject to a Taking or damage as a result of a casualty, leaves the untaken or undamaged portion unsuitable for the continued feasible and economic operation of such Site for owning, operating, managing, maintaining and leasing towers and other wireless infrastructure.
“Taking” means, as to any Site, any condemnation or exercise of the power of eminent domain by any Governmental Authority, or any taking in any other manner for public use, including a private purchase, in lieu of condemnation, by a Governmental Authority.
“Tax” means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other Governmental Authority, and whether imposed directly by a Governmental Authority or indirectly through any other Person and includes any federal, state, local or foreign income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax, levy, charge, assessment or fee together with any interest, penalty, addition to tax or additional amount imposed by a Governmental Authority or indirectly through any other Person, as well as any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
“Term” means (i) as to each Site, the term during which this Agreement is applicable to such Site as set forth in Section 3; and (ii) as to this Agreement, the period from the Effective Date until the expiration or earlier termination of this Agreement as to all Sites.
“Tower” means the communications towers or other support structures on the Sites from time to time.
“Tower Operator” means, with respect to each Site, the Person identified as the “Tower Operator” opposite such Site on Exhibit A and, if applicable, Exhibit B hereto, and which is the “Lessor” under the Site Lease Agreement for such Site, in each case together with its permitted successors and assignees hereunder, to the extent the same are permitted to succeed to Tower Operator’s rights hereunder.
“Tower Operator Competitor” means any Person (including such Person’s Affiliates) principally in the business of owning or otherwise controlling wireless communications sites for the purpose of leasing or licensing the right to locate wireless communications equipment on such sites to third party operators of wireless communications systems, but excluding any AT&T Collocator Competitor.
“Tower Operator Equipment” means all physical assets (other than real property, interests in real property and Excluded Equipment), located at the applicable Site on or in, or attached to, the Land, Improvements or Towers leased to, owned by or operated by Tower Operator pursuant to this Agreement.
“Tower Operator Indemnitee” means Tower Operator and its Affiliates and their respective directors, officers, employees, agents and representatives.
“Tower Operator Negotiated Increased Revenue Sharing Payments” means, with respect to any Site, any requirement under a Ground Lease, or a Ground Lease amendment, renewal or extension, in each case entered into after the Effective Date, to pay to the applicable Ground Lessor a share of the revenue derived from the rent paid under this Agreement, the MPL, the MPL Site MLA or any other agreement (including with a Tower Tenant) that is in excess of the Revenue Sharing payment obligation (if any) in effect prior to Tower Operator’s entry into such amendment, renewal or extension after the Effective Date for such Site with respect to the revenue derived from the rent paid under this Agreement, the MPL, the Sale Site MLA or any other agreement (including with a Tower Tenant); provided that “Tower Operator Negotiated Increased Revenue Sharing Payments” shall not include any such requirement or obligation (i) existing as of the Effective Date or (ii) arising under the terms of the applicable Ground Lease (as in effect as of the Effective Date) or under any amendment, renewal or extension the terms of which had been negotiated or agreed upon prior to the Effective Date.

“Tower Operator Negotiated Renewal” means (i) an extension or renewal of any Ground Lease by Tower Operator in accordance with this Agreement or (ii) a new Ground Lease, successive to a previously existing Ground Lease, entered into by Tower Operator; provided that in the case of this clause (ii), (A) the term of such new Ground Lease commences no later than six (6) months after the termination or expiration of the previously existing Ground Lease and (B) the new Ground Lease is otherwise executed in accordance with this Agreement.
“Tower Operator Work” means Tower Operator or any Tower Operator Indemnitee making Modifications to any Site or installing, maintaining, replacing or repairing any Tower Operator Equipment or Improvements, or permitting Tower Tenants (or any Tower Tenant Related Party) to install, maintain, replace or repair any Tower Tenant Communications Equipment or Tower Tenant Improvement.
“Tower Tenant” means, as to any Site, any Person (other than AT&T Collocator) that (i) is a “lessee”, “sublessee”, “licensee” or “sublicensee” under any Collocation Agreement affecting the right to use Available Space at such Site (prior to the Effective Date); or (ii) leases, subleases, licenses, sublicenses or otherwise acquires from Tower Operator the right to use Available Space at such Site (from and after the Effective Date).
“Tower Tenant Communications Equipment” means any Communications Equipment owned or leased by a Tower Tenant.
“Tower Tenant Improvements” means any Improvements located at a Site that support, shelter, protect, enclose or provide power or back-up power to Tower Tenant Communications Equipment other than a Tower. All utility connections that provide service to Tower Tenant Communications Equipment, other than those owned by an AT&T Group Member or a third party other than a Tower Tenant, shall be deemed Tower Tenant Improvements.
“Tower Tenant Related Party” means any Tower Tenant and its Affiliates, and its and their respective directors, officers, employees, agents and representatives.
“Wholly Owned Affiliate” means (i) so long as AT&T Guarantor is wholly owned, directly or indirectly, by AT&T Parent, any Affiliate of AT&T Collocator that is directly or indirectly wholly owned by AT&T Parent or (ii) if AT&T Guarantor ceases to be wholly owned, directly or indirectly, by AT&T Parent, (A) any Affiliate of AT&T Collocator that is directly or indirectly wholly owned by AT&T Guarantor or (B) subject to Section 34, any Person that is directly or indirectly wholly owned by AT&T Parent (but with respect to any such Person described in this clause (ii)(B), only to the extent that such Person used the applicable Site as of the date AT&T Guarantor ceased to be wholly owned by AT&T Parent).
“Wind Load Surface Area” means with respect to each antenna, remote radio unit or other tower mounted equipment, the area in square inches determined by multiplying the two largest dimensions of the length, width and depth of such antenna, remote radio unit or other tower mounted equipment, excluding all mounts and Cables.
“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws and land use regulations.
Any other capitalized terms used in this Agreement shall have the respective meanings given to them elsewhere in this Agreement.
(b)Terms Defined Elsewhere in this Agreement. In addition to the terms defined in Section 1(a), the following terms are defined in the Section or part of this Agreement specified below:

Defined Term	Section
Abandonment Fee	Section 3(d)
Additional Equipment	Section 9(d)
Additional Ground Space	Section 11(a)
Annual Escalator	Section 4(a)
AT&T Assignee	Section 16(b)(i)
AT&T Collocation Space	Section 9(a)
AT&T Collocator Obligations	Section 33(b)
AT&T Parent Affiliate	Section 34
AT&T Parent Affiliate License	Section 34
AT&T Primary Ground Space	Section 9(a)(i)
AT&T Primary Tower Space	Section 9(a)(ii)
AT&T Rent Amount	Section 4(a)
AT&T Reserved Amount of Tower Equipment	Section 9(c)
AT&T Termination Right	Section 3(b)
AT&T Transfer	Section 16(b)(i)
Casualty Notice	Section 30(a)
Chosen Courts	Section 32(b)
Disputes	Section 13(d)
Effective Date	Preamble
Effective Date Ground Space	Section 9(a)(i)
Effective Date Tower Space	Section 9(a)(ii)
Financial Advisors	Section 28(a)
Indemnifying Party	Section 13(c)(i)
Initial Period	Section 4(b)
Party	Preamble
Per-Site Rent Amount	Section 4(a)
PRIRC	Section 18(b)
Qualified Tower Operator	Section 16(a)(i)
Qualifying Transferee	Section 16(b)(ii)
Reserved AT&T Loading Capacity	Section 6(a)(ii)
Restorable Site	Section 30(a)
Sales Transaction	Recitals
Site Engineering Application	Section 9(e)(i)
Subsequent Use	Section 8(a)
Telecom Affiliate	Section 19(a)
Termination Date	Section 3(b)
Termination Notice	Section 3(c)
Third Party Claim	Section 13(c)(i)
Third Party Communications Equipment	Section 6(a)(iv)
Unused Existing Effective Date Capacity	Section 6(a)(ii)

(c)Terms Defined in the Master Agreement. The following defined terms in the Master Agreement are used herein as defined in the Sections or parts therein when used herein with initial capital letters:

Defined Term	Section
AT&T’s Share of Transaction Revenue Sharing Payments	Section 1.1
Collateral Agreement	Section 1.1
Collocation Operations	Section 1.1
Excluded Asset	Section 1.1
Permitted Liens	Section 1.1
Sale Sites	Section 1.1
Tower Operator’s Share of Transaction Revenue Sharing Payments	Section 1.1
Tower Related Assets	Section 1.1
Transition Services Agreement	Recitals

(d)Terms Defined in the MPL. The following defined terms in the MPL are used herein as defined in the Sections or parts therein when used herein with initial capital letters:

Defined Term	Section
AT&T Lessors	Section 1(a)
Permitted Use	Section 1(a)
Purchase Option	Section 20(a)
Purchase Option Closing Date	Section 20(a)
Tower Operator Lender	Section 1(a)

(e)Construction. Unless the express context otherwise requires:
(i)the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ii)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa;
(iii)any references herein to “$” are to United States Dollars;
(iv)any references herein to a specific Section, Schedule or Exhibit shall refer, respectively, to Sections, Schedules or Exhibits of this Agreement;
(v)any references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof;
(vi)any use of the words “or”, “either” or “any” shall not be exclusive;
(vii)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(viii)references herein to any gender include each other gender; and
(ix)any provision providing that Tower Operator or any of its Affiliates shall “require” any Tower Tenant to engage or refrain from engaging in certain activities, or take or refrain from taking certain acts, shall be construed as an obligation by Tower Operator or such Affiliate of Tower Operator to use commercially reasonable efforts to cause such Tower Tenant’s compliance therewith.
SECTION 2.Grant; Documents; Operating Principles; Conversion of MPL Sites.
(a)Grant. Subject to the terms and conditions of this Agreement, as of the Effective Date as to the Initial Assignable Sites, and thereafter as of the applicable Subsequent Closing Date as to each Non-Assignable Site converted to an Assignable Site hereunder pursuant to a Subsequent Closing, Tower Operator hereby leases to AT&T Collocator, and AT&T Collocator hereby leases from Tower Operator, the AT&T Collocation Space of all of the Assignable Sites. Subject to the terms and conditions of this Agreement, as of the Effective Date as to each Non-Assignable Site, until the applicable Subsequent Closing

Date with respect to such Site (if any), Tower Operator hereby reserves and makes the AT&T Collocation Space available for the exclusive use and possession of AT&T Collocator except as otherwise expressly provided herein, whether or not such AT&T Collocation Space is now or hereafter occupied. Notwithstanding anything to the contrary herein, no leasehold, subleasehold or other real property interest is granted pursuant to this Agreement in the AT&T Collocation Space at any Non-Assignable Site until the Subsequent Closing at which such Non-Assignable Site is converted to an Assignable Site. Tower Operator and AT&T Collocator acknowledge and agree that this single Agreement is indivisible, intended to cover all of the Sites and is not a separate lease and sublease or agreement with respect to individual Sites, and for bankruptcy-law purposes (and without impairing the express rights of any Party hereunder), all Parties intend that this Agreement be treated as a single indivisible Agreement.
(b)Site Lease Agreements. The Site Lease Agreements shall be entered into by Tower Operator and AT&T Collocator in accordance with the terms of this Agreement and the Master Agreement. Following the Effective Date, (i) either AT&T Collocator or Tower Operator may, at any time, prepare a Site Lease Agreement and deliver it to the other Party for its approval, not to be unreasonably withheld, delayed or conditioned, and (ii) Tower Operator shall prepare a Site Lease Agreement for a Site, and shall deliver the same to AT&T Collocator for its approval, not to be unreasonably withheld, delayed or conditioned, no later than one hundred eighty (180) days after the first time Tower Operator performs a structural analysis or other work requiring an inventory of such Site for Tower Operator, AT&T Collocator or a Tower Tenant; provided, however, that if a Site Lease Agreement is not entered into with respect to a Site, the Parties shall still have all of the rights and obligations with respect to such Site as provided in this Agreement; provided, further, that (x) if AT&T Collocator seeks to install any new AT&T Communications Equipment, or modify any existing AT&T Communications Equipment, at any Site at any time after the Effective Date, the Site Lease Agreement for such Site shall be executed prior to the installation or modification of such AT&T Collocator Communications Equipment and (y) if Tower Operator seeks to allow a Tower Tenant to locate at any Site at any time after the Effective Date, until the Site Lease Agreement is entered into with respect to a Site, Tower Operator may collocate Tower Tenants anywhere on such Site outside of the Effective Date Ground Space provided that such Tower Tenants’ ground equipment and improvements are located in a manner that will permit the MLA Ground Space to be contiguous with the Effective Date Ground Space and does not impair the utility of the MLA Ground Space. The form of each Site Lease Agreement shall be substantially in the form of Exhibit C hereto and may not be changed without the mutual agreement of Tower Operator and AT&T Collocator. The terms and conditions of this Agreement shall govern and control in the event of a discrepancy or inconsistency with the terms and conditions of any Site Lease Agreement, except to the extent otherwise expressly provided in such Site Lease Agreement that has been duly executed and delivered by an authorized representative of AT&T Collocator and by Tower Operator. Notwithstanding the foregoing, any specific requirements relating to the design or construction of the AT&T Communications Equipment or AT&T Improvements imposed by a Governmental Authority shall control over any terms in this Agreement that directly conflict with such specific requirements.
(c)Documents. This Agreement shall consist of the following documents, as amended from time to time as provided herein:
(i)this Agreement;
(ii)the following Exhibits, which are incorporated herein by this reference:

Exhibit A	List of Sites
Exhibit B	List of Assignable Sites
Exhibit C	Form of Site Lease Agreement
Exhibit D	Form of Memorandum of Site Lease Agreement
Exhibit E	Hypothetical Equipment Configuration
Exhibit F	Form of Agreement and Consent
Exhibit G	Reserved
Exhibit H	Additional Equipment and Additional Ground Space Pricing Schedule
Exhibit I	Certain AT&T Collocator Competitors
Exhibit J	Authorized Representatives
Exhibit K	Mobile Telephone Switching Offices and Other Permanent Structures

(iii)Schedules to the Exhibits, which are incorporated herein by reference, and all Schedules to this Agreement, which are incorporated herein by reference; and

(iv)such additional documents as are incorporated by reference.
(d)Priority of Documents. If any of the documents referenced in Section 2(c) are inconsistent, this Agreement shall prevail over the Exhibits, the Schedules and additional incorporated documents.
(e)Survival of Terms and Provisions. All terms defined in this Agreement and all provisions of this Agreement solely to the extent necessary to the interpretation of the Master Agreement or any other Collateral Agreement referred to in the Master Agreement shall survive after the termination or expiration of this Agreement and shall remain in full force and effect until the expiration or termination of such applicable agreement.
(f)Operating Principles. During the Term of a Site, AT&T Collocator shall manage, operate and maintain the AT&T Collocation Space at such Site (i) in the ordinary course of business, (ii) in compliance with applicable Law in all material respects, (iii) in a manner consistent in all material respects with the manner in which AT&T Collocator manages, operates and maintains its other collocation spaces and (iv) in a manner that shall not be less than the general standard of care in the telecommunications industry.
(g)Conversion of MPL Sites. Notwithstanding anything to the contrary in this Agreement, all Sites (as defined in the MPL) with respect to which the Tower Operator (as defined in the MPL) under the MPL exercises its Purchase Option (as defined in the MPL) under the MPL shall automatically become subject to and Sites under and governed by this Agreement as of the applicable Purchase Option Closing Date (as defined in the MPL). The Parties shall enter into appropriate documentation to evidence the same.
SECTION 3.Term and Termination Rights.
(a)Term. The initial term of this Agreement as to each Site shall be for a 10-year period from the Effective Date, and the term of this Agreement as to each Site shall be automatically extended for eight additional five-year renewal terms, in each case unless it is terminated earlier pursuant to Section 3, Section 8, Section 25, Section 30 or Section 31 with respect to a Site. Notwithstanding the foregoing, the term of this Agreement as to any Leased Site shall automatically expire on the Site Expiration Date for such Leased Site.
(b)AT&T Collocator Termination Right. Notwithstanding anything to the contrary contained herein, AT&T Collocator shall have the right to terminate its lease or other right to occupy the AT&T Collocation Space at any Site (i) on the tenth anniversary of the Effective Date and on the last day of each successive five-year period thereafter; (ii) at any time in accordance with Section 3(e) or Section 8(a); (iii) at any time if any Law or Order hereinafter enacted or ordered prohibits or materially interferes with AT&T Collocator’s permitted use of the AT&T Collocation Space at such Site, so long as at least one other wireless carrier at the Site cannot (or, if AT&T Collocator is the sole tenant at the Site, another wireless carrier could not) legally use the Tower at such Site for wireless operations without material interference by no fault of such other carrier’s own; or (iv) at any time after the tenth anniversary of the Effective Date upon the inability of AT&T Collocator (after using commercially reasonable efforts) to obtain or maintain any Governmental Approval necessary for the operation of AT&T’s Communications Facility at such Site; provided, however, that AT&T Collocator may not assert such termination right if AT&T Collocator (x) cannot maintain or obtain or otherwise forfeits a Governmental Approval as a result of the violation of any Laws by AT&T Collocator or its Affiliates or any enforcement action or proceeding brought by any Governmental Authority against AT&T Collocator or its Affiliates because of any alleged wrongdoing by AT&T Collocator or its Affiliates, or (y) does not have such Governmental Approval on the Effective Date and such Governmental Approval was required on the Effective Date (each such date, a “Termination Date” and such rights, collectively, the “AT&T Termination Right”).
(c)Exercise by AT&T Collocator. To exercise an AT&T Termination Right with respect to any Site, AT&T Collocator shall give Tower Operator written notice of such exercise (the “Termination Notice”), not less than 90 days prior to any Termination Date (or such lesser period as may be prescribed by another provision of this Agreement). If AT&T Collocator exercises an AT&T Termination Right as to any Site, AT&T Collocator shall not be required to pay the Per Site Rent Amount, or any other amounts with respect to such Site for the period occurring after the Termination Date specified in the applicable Termination Notice and, as of such Termination Date, the Site Lease Agreement for such Site shall be terminated and the rights, duties and obligations of AT&T Collocator (and any of its Affiliates with rights hereunder) and Tower Operator in this Agreement with respect to such Site shall terminate as of the Termination Date for such Site except the rights, duties and obligations set forth in Section 3(d) and such other rights, duties and obligations with respect to such Site that expressly survive the termination of this Agreement with respect to such Site.
(d)Obligations Following AT&T Collocator Termination. Upon the Termination Date of any Site, AT&T Collocator shall, within thirty (30) days after such Termination Date, vacate the AT&T Collocation Space of such Site and abandon the AT&T Communications Equipment and pay Tower Operator a one-time abandonment fee (the “Abandonment Fee”) of $10,000 (subject to an increase of 2% per annum on the anniversary of the Effective Date), and the rights and title to, and interests in, such AT&T Communications Equipment shall pass to Tower Operator (on an as-is, where-is basis, without any representation or warranty by AT&T Collocator). Notwithstanding the foregoing, or any provision herein to the contrary, AT&T Collocator shall not abandon any ground-based electronics, batteries, fuel tanks and Hazardous Materials that are the responsibility of AT&T Collocator pursuant to Section 17, all of which shall be removed by AT&T Collocator from each Site by or before the applicable Termination Date of such Site. AT&T Collocator’s right to occupy and use the AT&T Collocation Space of a Site pursuant to this Agreement shall be terminated as of the Termination Date of such Site. At the request of either AT&T Collocator or Tower Operator, the appropriate Parties shall enter into documentation, in form and substance reasonably satisfactory to such Parties, evidencing any termination of AT&T Collocator’s rights at any Site pursuant to this Agreement.
(e)Decommissioning. AT&T Collocator may terminate this Agreement at any time with respect to any Site if AT&T Collocator elects to decommission its use of the AT&T Collocation Space at such Site, upon 30 days’ prior written notice to Tower Operator; provided, however, that (i) upon any termination pursuant to this Section 3(e), AT&T Collocator shall pay Tower Operator a sum equal to the net present value of the remaining AT&T Rent Amount for such Site until the end of the initial term or the then-current renewal term, as applicable, calculated using an eight percent (8%) discount rate, which amount shall be due and payable on or before the effective date of the termination of this Agreement with respect to such Site, and (ii) in any twelve (12) month period, AT&T Collocator may terminate this Agreement pursuant to this Section 3(e) with respect to no more than fifty (50) Sites (less the number of Sites with respect to which the MPL Site MLA is terminated pursuant to Section 3(e) of the MPL Site MLA during such twelve (12) month period, it being acknowledged and agreed that the fifty (50) Site limitation in any twelve (12) month period contained herein and therein is a single aggregated limitation with respect to each twelve (12) month period).
(f)AT&T Rent Amount. For the avoidance of doubt, subject to Section 25(b)(i) and Section 25(j), upon the termination of this Agreement as to any Site, such Site will not be not be included in any subsequent calculation of the AT&T Rent Amount, and the AT&T Rent Amount for the month of termination will be prorated as provided in Section 4(b).
(g)Termination. If this Agreement terminates with respect to any Site, all of the rights and duties of this Agreement with respect to such Site shall terminate at such time, unless otherwise expressly provided herein.
(h)Site Access. Upon the termination of this Agreement with respect to any Site, Tower Operator shall grant to the AT&T Collocator as to each Site a non-exclusive right and easement (over the surface of the Site) to access any structures (including Shelters and cabinets) on such Site owned and used, and intended for use, exclusively by AT&T Collocator or any Affiliate of AT&T Collocator other than in the Collocation Operations, in each case on such Site as of the Effective Date (without regard to any demolition in connection with the planned replacement thereof or substitution therefor with a similar structure and any period of construction or restoration thereof) or any replacement thereof or substitution therefor with a similar structure, at such times (on a 24-hour, seven day per week basis unless otherwise limited by the Ground Lease, but subject to giving Tower Operator at least one Business Day’s prior notice or, in the case of an Emergency, as much notice as is practicable, in each case in accordance with Tower Operator’s standard process), to such extent, and in such means and manners (on foot or by motor vehicle, including trucks and other heavy equipment), as AT&T Collocator (and its authorized contractors, subcontractors, engineers, agents, advisors, consultants, representatives, or other persons authorized by AT&T Collocator) deems reasonably necessary in connection with its use, operation and maintenance of such structures, in each case for as long as AT&T Collocator or such Affiliate maintains such structure or any replacement thereof or substitution therefor with a similar structure.
SECTION 4.Rent.
(a)Rent. On the tenth (10th) day of each calendar month during the Term, as to all Sites that are subject to this Agreement as of the first day of such calendar month, AT&T Collocator shall pay Tower Operator the AT&T Rent Amount. “AT&T Rent Amount” means an amount per month that is equal to (i) the number of Sites then subject to this Agreement and as to which AT&T Collocator’s rent obligation has not terminated as provided by Section 4(d), multiplied by the Per-Site Rent Amount plus (ii) any amounts payable with respect to Additional Equipment in accordance with Section 9(d) or Additional Ground Space in accordance with Section 11(a). The “Per-Site Rent Amount” means $1,900.00, subject to an increase of 2% in the Per Site Rent Amount applicable immediately prior to such anniversary (the “Annual Escalator”) on an annual basis during the Term of this Agreement on the first day of the calendar month following the one year anniversary of the Effective Date and each one-year anniversary thereafter (unless the Effective Date is on the first day of a month in which event the Annual Escalator shall be applied on each anniversary of the Effective Date).
(b)Prorated Rent Payments. If the Effective Date is a day other than the first day of a calendar month, (i) the AT&T Rent Amount for the period from the Effective Date through the end of the calendar month during which the Effective

Date occurs (the “Initial Period”) shall be prorated on a daily basis, and shall be included in the calculation of and payable with the AT&T Rent Amount for the first full calendar month of the Term, and (ii) AT&T Collocator shall timely pay, to the extent it has not already paid, to each Ground Lessor directly, the rents, fees and other charges due and payable under the respective Ground Lease for the Initial Period (provided, that the foregoing shall not alter the apportionment of liability for such rents, fees and other charges between AT&T Parent and Tower Operator pursuant to the Master Agreement). If the date of the expiration of the Term as to any Site is a day other than the last day of a calendar month, the AT&T Rent Amount for such calendar month shall be prorated on a daily basis (and if such proration results in an overpayment of the AT&T Rent Amount for such calendar month, AT&T Collocator shall be entitled to deduct the excess from the following month’s payment of the AT&T Rent Amount).
(c)Revenue Sharing Payments. AT&T Collocator shall pay to Tower Operator (or to the applicable Ground Lessor (i) if required to be paid directly to such Ground Lessor by the terms of the applicable Ground Lease or (ii) if so instructed by Tower Operator (which instruction may be a single, continuing instruction to make periodic payments as and when due)), as and when due and payable under any Ground Lease, AT&T’s Share of Transaction Revenue Sharing Payments that are required to be made with respect to the AT&T Rent Amount for any Site, but excluding Tower Operator Negotiated Increased Revenue Sharing Payments. AT&T Collocator and Tower Operator shall agree, from time to time, on a mutually acceptable procedure to facilitate the identification of the Site in respect of which each payment of Transaction Revenue Sharing Payments by AT&T Collocator is being made. Tower Operator shall pay, as and when due and payable, Tower Operator’s Share of Transaction Revenue Sharing Payments that are required to be made with respect to the AT&T Rent Amount for any Site.
(d)Termination of Rent Obligation. Notwithstanding anything to the contrary contained herein, if AT&T Collocator is not able to use or occupy the AT&T Collocation Space at a Site for the current or future business activities that it conducts at such Site because of the termination of the underlying Ground Lease, or the failure of Tower Operator to comply with the terms and conditions of this Agreement following applicable notice and cure periods, or, subject to Section 25(b)(i) and Section 25(j), if this Agreement otherwise terminates with respect to any Site pursuant to the terms hereof, AT&T Collocator shall have no further obligation to pay the AT&T Rent Amount applicable to such Site. The foregoing shall not limit any other rights or remedies of AT&T Collocator hereunder.
SECTION 5.Ground Leases.
(a)Compliance With Ground Leases. Tower Operator shall pay all rents, fees and other charges payable to the Ground Lessor under, and shall abide by, comply with and perform all other applicable terms, covenants, conditions and provisions of, each Ground Lease (including terms, covenants, conditions and provisions relating to maintenance, insurance and alterations) and, to the extent evidence of such performance must be provided to a Ground Lessor, Tower Operator shall provide such evidence to such Ground Lessor (in each case unless such performance obligation is such that it requires performance by AT&T Collocator of such obligations pursuant to the applicable Ground Lease or this Agreement). In no event shall Tower Operator have any liability to any AT&T Group Member for any breach of, or default under, a Ground Lease caused by an act of, or failure to perform a duty required to be performed by, AT&T Collocator, any AT&T Ground Lease Party or any AT&T Group Member or a breach of this Agreement by any AT&T Collocator or any AT&T Lessor.
(b)Exercise of Existing Ground Lease Extensions. During the term (including any renewal terms) of any Ground Lease relating to any Site, Tower Operator agrees to timely exercise prior to the expiration of the applicable Ground Lease and in accordance with the provisions of the applicable Ground Lease, any and all extension options existing as of the Effective Date. AT&T Collocator agrees that it will not take any action with respect to any Ground Lease that is reasonably likely to cause such Ground Lease to be prematurely terminated without the prior written approval of Tower Operator, in Tower Operator’s reasonable and good faith determination. Notwithstanding the foregoing, Tower Operator shall not be required to exercise any Ground Lease extension option (A) if AT&T Collocator at the Site covered by such Ground Lease is in default of its obligations under this Agreement as to the Site beyond applicable notice and cure periods provided herein, (B) if the then remaining term of such Ground Lease (determined without regard to such extension option) shall extend beyond the term of this Agreement as to such Site taking into account all renewal options that may be exercised by AT&T Collocator under this Agreement or (C) if as to such Site, AT&T Collocator has given a Termination Notice whose effective date precedes the expiration date of the Ground Lease (determined without regard to such extension option).
(c)Negotiation of Additional Ground Lease Extensions. AT&T Collocator, if requested by Tower Operator, shall use commercially reasonable efforts to assist Tower Operator (and not interfere with Tower Operator) in obtaining further extensions of the term of any Ground Lease; provided, however, that AT&T Collocator shall not be required to expend any funds in connection therewith or accept any liability for which Tower Operator is responsible under this Agreement.

SECTION 6.Condition of the Sites.
(a)Repair and Maintenance of Tower; Tower Modifications.
(i)Repair and Maintenance Obligations of Tower Operator. Tower Operator has the obligation, right and responsibility to repair and maintain each Site in accordance with tower industry standards, including an obligation to maintain the structural integrity of all of the Towers and to ensure that all of the Towers have at all times the structural loading capacity to hold and support all Communications Equipment then mounted on the Tower.
(ii)Reserved AT&T Loading Capacity, Modification Cost Allocation. Tower Operator shall make structural modifications to any Tower when and to the extent necessary to provide sufficient structural loading capacity to enable AT&T Collocator to install the AT&T Reserved Amount of Tower Equipment in the AT&T Primary Tower Space on such Tower (the “Reserved AT&T Loading Capacity”), subject to obtaining all necessary Governmental Approvals and other approvals and further subject to the following:
(A)Tower Operator shall be responsible only for the costs of structural modifications to any Tower (including costs related to structural analysis, Governmental Approvals and other approvals) to increase the structural loading capacity:
(1)to enable Tower Operator to permit any Person other than AT&T Collocator to install Communications Equipment; and
(2)to provide AT&T Collocator with the portion of the Reserved AT&T Loading Capacity that (x) existed on such Tower but was not being used by AT&T Collocator as of the Effective Date (“Unused Existing Effective Date Capacity”) but (y) is unavailable at the time that AT&T Collocator wishes to install the AT&T Reserved Amount of Equipment due to the prior installation (from and after the Effective Date) of Communications Equipment by any Tower Tenant or Tower Operator (including following a change in applicable Law that became effective after the Effective Date; provided that Communications Equipment shall have been installed by any new or existing Tower Tenant or Tower Operator on or after the Effective Date that resulted in Tower Operator receiving additional site rental revenue, regardless of whether such prior installation occurred before or after such change in applicable Law); provided, however, that Tower Operator’s obligations under this Section 6(a)(ii)(A)(2) with respect to any Site shall terminate upon any assignment or transfer of AT&T Collocator’s rights, duties or obligations to such Site or the AT&T Collocation Space at such Site (other than any such assignment or transfer to any Affiliate of AT&T Collocator permitted by Section 16(b)(i)).
(B)Tower Operator shall not be responsible for the costs of structural modifications to any Tower (including costs related to structural analysis, Governmental Approvals and other approvals) to increase the structural loading capacity:
(1)to provide AT&T Collocator with any portion of the Reserved AT&T Loading Capacity in excess of the Unused Existing Effective Date Capacity;
(2)except as provided in Section 6(a)(ii)(A)(2) above, to provide AT&T Collocator with any portion of the Reserved AT&T Loading Capacity that is unavailable at the time AT&T Collocator installs the AT&T Reserved Amount of Equipment due to a change in applicable Law that became effective after the Effective Date; or
(3)as provided by Section 6(a)(iii).
(iii)Tower and Site Modifications, Insufficient Capacity as of Effective Date. With respect to any Site for which the structural capacity of the Tower is not sufficient as of the Effective Date to support the AT&T Reserved Amount of Tower Equipment, Tower Operator shall, to the extent possible and if permitted by applicable Law, upon request by AT&T Collocator and at AT&T Collocator’s cost and expense (as an AT&T Collocator capital expenditure, without any increase in the AT&T Rent Amount or payment of any fee or charge to Tower Operator), make any Modifications (which shall include costs relating to structural analysis, Tower modification drawings or similar costs relating to such Modification) to a Tower reasonably necessary to increase the structural capacity of such Tower to support the AT&T Reserved Amount of Tower Equipment; provided, however, that (i) the price of such Modifications shall be as mutually agreed to by the Parties acting in good faith and shall be consistent with prevailing market rates for similar Modifications charged by tower operators (including Tower Operator) at the relevant time and (ii) Tower Operator shall provide AT&T Collocator with reasonably detailed supporting documentation regarding both the determination of structural capacity of the Tower and the cost of any such Modifications. The structural loading capacity of a Tower and the structural loading thereon shall be determined based on a structural report obtained by Tower Operator at AT&T Collocator’s cost. If Tower Operator increasing the height of a Tower at the request of AT&T Collocator results in a requirement for FAA mandated lighting of such Tower, AT&T Collocator shall pay the cost of installing such lighting, the cost of obtaining or amending the FCC Antenna Structure Registration for the Tower, including any environmental studies, and the cost of industry-standard lighting equipment for Tower Operator to monitor the lighting of such Tower, similar to the monitoring equipment at other lighted Sites and the reasonable and customary ongoing electrical expense and other operating expenses associated with maintaining such Tower lighting. If the increase in Tower height at the request of AT&T Collocator results in a requirement to detune the Tower, AT&T Collocator shall pay the cost of the related detuning equipment and its installation. If AT&T Collocator desires to replace or reinforce a Tower, AT&T Collocator shall provide notice thereof to Tower Operator, and Tower Operator shall or shall cause such work to be performed, and AT&T Collocator shall pay the actual and reasonable one-time cost of such work (as an AT&T Collocator capital expenditure, without any increase in the AT&T Rent Amount or payment of any fee or charge to Tower Operator), together with all actual and reasonable costs incident thereto, within 30 days after Tower Operator delivers to AT&T Collocator a written invoice and reasonable supporting documentation for the cost of such work.
(iv)Tower Operator Right to Install Equipment. Tower Operator shall have the right to install its own Communications Equipment or Tower Tenant Communications Equipment (collectively, “Third Party Communications Equipment”) outside of the AT&T Collocation Space at any time subject to the provisions of Section 6(a)(ii); provided, however, that if an application to install Third Party Communications Equipment is made after Tower Operator has received an application from AT&T Collocator to install any of the AT&T Reserved Amount of Tower Equipment, Tower Operator shall, provided that (x) AT&T Collocator’s application to install the AT&T Reserved Amount of Tower Equipment set forth in its application is approved and (y) the installation of the AT&T Reserved Amount of Tower Equipment occurs not later than 180 days after completion of structural review, allocate the currently available loading capacity first to the subject AT&T Reserved Amount of Tower Equipment and then to the subject Third Party Communications Equipment. Notwithstanding the exclusivity of the AT&T Primary Tower Space, Tower Operator and Tower Tenants and their employees, contractors and agents shall have the right to enter the AT&T Primary Tower Space at any time, without notice to AT&T Collocator, to access other portions of the Tower and to install, operate, inspect, repair, maintain and replace Cables together with related mounting hardware and incidental equipment and to install, operate, inspect, repair, maintain, make improvements to and perform work on the Tower, tower-related components and equipment within the AT&T Primary Tower Space.
(b)Compliance with Laws. Tower Operator’s installation, maintenance and repair of each Site shall comply in all material respects with all Laws and shall be performed in a manner consistent with or superior to the general standard of care in the tower industry. Tower Operator assumes all responsibilities, as to each Site, for any fines, levies or other penalties that are imposed as a result of non-compliance, commencing from and after the Effective Date with requirements of the applicable Governmental Authorities; provided, that AT&T Collocator shall be responsible for the portions of all such fines, levies or other penalties that are imposed for, or relating to, periods prior to the Effective Date and relate to non-compliance that existed prior to or on the Effective Date. AT&T Collocator assumes all responsibilities, as to each Site, for any fines, levies or other penalties imposed as a result of AT&T Collocator’s non-compliance from and after the Effective Date with such requirements of the applicable Governmental Authorities unless due to Tower Operator’s failure to perform its obligations under this Agreement. Without limiting the foregoing, Tower Operator, at its own cost and expense, shall make (or cause to be made) all Modifications to the Sites as may be required from time to time to meet in all material respects the requirements of applicable Laws.
(c)Access. Tower Operator agrees to maintain access roads to the Sites in such order and repair as would be required in accordance with tower industry standards and agrees not to take any action (except as required by Law, a Governmental Authority, a Ground Lease, a Collocation Agreement or any other agreement affecting the Site) that would materially diminish or impair any means of access to any Site existing as of the Effective Date. In the event that AT&T Collocator requires access to a Site but snow or some other obstruction on or in the access area is preventing or materially hindering access to the Site, and provided the Ground Lessor is not obligated to maintain access to such Site, Tower Operator shall use commercially reasonable efforts to arrange, at its sole cost and expense, to have such snow or other obstruction removed within 48 hours of notice therefrom from AT&T Collocator. In the event that access to any Site is controlled by a Ground Lessor or other third party, Tower Operator will use commercially reasonable efforts to coordinate with such Ground Lessor or other third party to cause AT&T Collocator to have access consistent with this Section 6(c).

SECTION 7.Tower Operator Modifications.
(a)Tower Operator may from time to time make such Modifications as Tower Operator elects, including the addition or removal of land, construction, modification or addition to the Tower or other Improvements or any other structure or the reconstruction, replacement or alteration thereof; provided that Tower Operator shall provide not less than ten (10) Business Days’ notice to AT&T Collocator if such Modification adversely affects such AT&T Collocator. Notwithstanding anything to the contrary contained herein, in no event may Tower Operator make any Modification to, or materially adversely affecting, any AT&T Improvement or modify or replace any AT&T Communications Equipment except in the event of an Emergency as to which Tower Operator is not the cause or source (and, in such an Emergency, Tower Operator shall make reasonable efforts to notify AT&T Collocator prior to taking such actions and shall reimburse AT&T Collocator for any damage caused by Tower Operator or its agents; provided that if (i) any of AT&T Lessor, AT&T Collocator or any other AT&T Group Member or (ii) any AT&T Communications Equipment or AT&T Improvements are determined to be the cause or source of an Emergency, AT&T Collocator shall be responsible and shall reimburse Tower Operator for all costs and expenses related to such Emergency). Title to all Modifications shall vest in Tower Operator.
(b)In the event of any replacement of a Tower by Tower Operator, Tower Operator shall provide AT&T Collocator with suitable space at the Site during the construction period to permit the continued operation of the AT&T Communications Equipment in the AT&T Primary Tower Space or other space acceptable to AT&T Collocator in its reasonable discretion and in good faith, and Tower Operator shall be solely responsible for the costs associated with removing and re-installing the AT&T Communications Equipment on the replacement Tower; provided, that in the event of any replacement of a Tower because of an Emergency (but, for clarity, not in the event of a scheduled replacement in the ordinary course of business or to increase the available structural capacity of the Tower), Tower Operator shall not be required to provide such space unless suitable space is available within the Site. AT&T Collocator assumes all responsibilities, as to each Site, for any costs or expenses incurred as a result of AT&T Collocator’s damage or harm to Towers from and after the Effective Date unless due to Tower Operator’s failure to perform its obligations under this Agreement. If, and only if, Tower Operator Work adversely affects the continued operations of AT&T Communications Equipment on such Site, AT&T Collocator shall have the right to deploy a temporary structure at any Site (without any increase in the AT&T Rent Amount) to host the AT&T Communications Equipment during the period of any Tower Operator Work, during an Emergency that inhibits AT&T Collocator’s use of the AT&T Collocation Space. AT&T Collocator may abate the AT&T Rent Amount related to a Site during any period of construction of a Tower or Modification thereto, but if, and only if, AT&T Collocator is not reasonably capable of continuing to operate the AT&T Communications Equipment from the applicable Site or a temporary location at the Site in accordance with the terms and conditions of this Agreement with reasonably similar quality of service and without additional cost or expense to AT&T Collocator.
SECTION 8.AT&T Collocator’s and Tower Operator’s Obligations With Respect to Tower Tenants; Interference.
(a)Interference to AT&T Collocator’s Operations. Tower Operator agrees that neither Tower Operator nor any Tower Tenant whose Communications Equipment is installed or modified (including modifying the frequency at which such equipment is operated) subsequently to AT&T Communications Equipment (a “Subsequent Use”), shall permit their equipment to interfere with AT&T Collocator’s permitted, lawfully installed and properly operated FCC licensed transmissions or reception (except for intermittent testing). In the event that AT&T Collocator experiences harmful RF interference caused by such Subsequent Use, then (i) AT&T Collocator shall notify Tower Operator in writing of such harmful RF interference and (ii) Tower Operator shall use commercially reasonable efforts to cause the party whose Subsequent Use is causing such RF interference to immediately take necessary steps to determine the cause of and eliminate such RF interference. If such interference continues for a period in excess of 72 hours after Tower Operator’s receipt of notice from AT&T Collocator, Tower Operator shall request that Tower Tenant reduce power or cease operations (except for intermittent testing) until such time as Tower Tenant can make repairs to the interfering equipment. In the event that such Tower Tenant fails to promptly reduce power or cease operations as requested, then Tower Operator shall terminate the operation of the Communications Equipment causing such RF interference at Tower Operator’s (or such Tower Tenant’s) cost if and to the extent permitted by the terms of any applicable Collocation Agreements that are in effect as of the Effective Date. Notwithstanding the foregoing, if such interference described above continues (i) for 10 days or longer after notice to Tower Operator, AT&T Collocator shall have no obligation to pay the AT&T Rent Amount with respect to the affected Site until the cure of such interference, or (ii) for 30 days or longer after notice to Tower Operator, then AT&T Collocator may, in addition to any other rights it may have with respect to Tower Operator’s breach of this Agreement, terminate this Agreement as to the affected Site.
(b)Interference by AT&T Collocator. Notwithstanding any prior approval by Tower Operator of AT&T Communications Equipment, AT&T Collocator agrees that it shall not allow AT&T Communications Equipment installed or modified subsequently to any Tower Operator or Tower Tenant’s Communications Equipment to cause harmful RF interference to Tower Operator’s or any Tower Tenant’s permitted, lawfully installed and properly operated FCC licensed transmissions or reception. If AT&T Collocator is notified in writing that its operations are causing harmful RF interference, AT&T Collocator shall immediately take all commercially reasonable efforts and necessary steps to determine the cause of and eliminate such RF interference. If the interference continues for a period in excess of 72 hours following such notification, Tower Operator shall have the right to require AT&T Collocator to reduce power or cease operations (except for intermittent testing) until such time as AT&T Collocator can make repairs to the interfering Communications Equipment. In the event that AT&T Collocator fails to promptly take such action as agreed, then Tower Operator shall have the right to terminate the operation of the Communications Equipment causing such RF interference, at AT&T Collocator’s cost, and notwithstanding anything to the contrary contained herein without liability to Tower Operator for any inconvenience, disturbance, loss of business or other damage to AT&T Collocator as the result of such actions. AT&T Collocator also agrees that it shall neither install AT&T Communications Equipment nor subsequently modify it such that it is not authorized by, or violates, any applicable Laws or is not made or installed in accordance with good engineering practices.
(c)Rights of Tower Tenants under Collocation Agreements. Notwithstanding anything to the contrary contained herein, the obligations of Tower Operator hereunder as to any Site are subject to any limitations imposed by any applicable Law and to the rights of any Tower Tenant under any Collocation Agreement in existence as of the Effective Date at such Site. To the extent that any such Collocation Agreement or any applicable Law prohibits Tower Operator from performing the obligations of Tower Operator hereunder, then, for so long as such limitation is applicable, Tower Operator shall be required to perform such obligations only to the extent not so prohibited and shall have no liability with respect thereto to AT&T Collocator.
SECTION 9.AT&T Collocation Space
.
(a)Collocation Space. As used herein, “AT&T Collocation Space,” as to each Site, means:
(i)The portions of the Land comprising such Site on which any portion of the AT&T Improvements or AT&T Communications Equipment is located, operated or maintained as of the Effective Date, including the air space above such portion of the Land, to the extent such air space is not occupied by a third party or the Tower or Communications Equipment owned by Tower Operator on the Effective Date (the “Effective Date Ground Space”). In the event that the Effective Date Ground Space is smaller than the MLA Ground Space at such Site, AT&T Collocator shall have the exclusive right to occupy an area up to the MLA Ground Space of contiguous and usable ground space, in such configuration as set forth in the applicable Site Lease Agreement (subject to Tower Operator’s approval, not to be unreasonably withheld, delayed or conditioned, based on the conditions at the Site and safety and engineering considerations) and the air space above such ground space, to the extent such air space is not occupied by a Tower or Communications Equipment on such Tower or otherwise by a third party on the Effective Date and such space shall be part of the AT&T Collocation Space (such space, together with the Effective Date Ground Space, the “AT&T Primary Ground Space”). The AT&T Primary Ground Space at any Site shall be documented in the Site Lease Agreement for such Site. If on the Effective Date, at any Site there is less than the MLA Ground Space available for AT&T Collocator’s exclusive use within such Site, the AT&T Primary Ground Space at such Site shall be the ground space within such Site occupied by AT&T Collocator on the Effective Date and any additional available ground space within such Site on the Effective Date, and the AT&T Primary Ground Space (including all dimensions thereof) shall be documented in the Site Lease Agreement for such Site. Notwithstanding the foregoing, (i) with respect to Sites with less than one thousand five hundred (1,500) square feet of ground space, if there is insufficient ground space at any Site for the use of other Tower Tenants, then upon obtaining AT&T Collocator’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Tower Operator shall have the right to permit other Tower Tenants to use portions of the AT&T Primary Ground Space (it being agreed that AT&T Collocator’s intention to use all or a portion of the requested space at any time in the future shall be a reasonable basis to deny such consent), which space shall revert to forming a part of the AT&T Primary Ground Space if and when such other Tower Tenant’s Collocation Agreement terminates, and (ii) with respect to Sites with less than one thousand (1,000) square feet of ground space, Tower Operator shall have the right to permit such other Tower Tenants, at their sole cost and expense, to erect ground equipment stacking platforms at least two (2) feet above the top of the ground equipment maintained by AT&T Collocator in the AT&T Primary Ground Space; provided, however, that (x) such stacking shall not unreasonably interfere with or restrict access to the AT&T Improvements, the AT&T Communications Equipment or the AT&T Primary Ground Space (including the top surface thereof) and (y) in the event any such stacking requires the relocation or prevents the future placement of an E-911 antenna (or any successor technology thereto) or other ground or shelter or cabinet mounted antennae to permit a direct line of sight to any applicable satellite, Tower Operator shall make available an alternative location for the same without additional charge to AT&T Collocator and shall relocate the same (if applicable) at Tower Operator’s cost and expense. Any consent of AT&T Collocator pursuant to the preceding sentence shall require the signature of an Authorized Representative. In the event of any dispute regarding whether any AT&T Collocator consent contemplated pursuant to this paragraph is being unreasonably withheld, conditioned or delayed, AT&T Collocator shall make available senior representatives of its Network Planning and Engineering group to consult with Tower Operator in an effort to resolve such dispute;
(ii)The portion(s) of the Tower on such Site on or within which any portion of AT&T Communications Equipment is located, operated or maintained (including portions of the Tower on which any antennas, transmission lines, amplifiers, filters and other Tower mounted equipment are located) as of the Effective Date, together with the Horizontal Plane with respect to such AT&T Communications Equipment attached to the AT&T Primary Tower Space RAD Center (the “Effective Date Tower Space”). For clarity, (1) the Effective Date Tower Space, other than the Horizontal Plane, need not be contiguous, and (2) the Horizontal Plane is one contiguous space located around the AT&T Primary Tower Space RAD Center. In the event AT&T Collocator occupies less than ten (10) contiguous vertical feet of space on such Tower, AT&T Collocator’s exclusive reserved space on such Tower shall also include any additional and unoccupied vertical space adjacent to the space occupied by AT&T Collocator as is necessary to provide AT&T Collocator with such ten (10) contiguous vertical feet of space on such Tower on the Effective Date which shall be (x) five (5) contiguous feet of vertical space on each Tower above and below the AT&T Primary Tower Space RAD Center on such Tower or (y) if a portion of such space is occupied by a Tower Tenant, any ten (10) contiguous vertical feet of space that contains, but is not centered on, the AT&T Primary Tower Space RAD Center on such Tower (in each case, ten (10) feet of vertical space in total at the AT&T Primary Tower Space RAD Center), together with the Horizontal Plane with respect to such space (the greater of such space and the Effective Date Tower Space, the “AT&T Primary Tower Space”). Notwithstanding the exclusivity of the AT&T Primary Tower Space, Tower Operator and Tower Tenants and their employees, contractors and agents shall have the right to enter the AT&T Primary Tower Space at any time, without notice to AT&T Collocator, to access other portions of the Tower and to install, operate, inspect, repair, maintain and replace Cables together with related mounting hardware and incidental equipment and to install, operate, inspect, repair, maintain, make improvements to and perform work on the Tower, tower-related components and equipment within the AT&T Primary Tower Space. If such additional space is occupied by a Tower Tenant on the Effective Date or such configuration is prohibited by Law, Tower Operator shall be required to provide only such additional space as is available or allowed by Law, as applicable. Notwithstanding the foregoing, with respect to Towers that are less than one hundred (100) feet in height, upon obtaining AT&T Collocator’s prior written consent, which consent cannot be unreasonably withheld, delayed or conditioned, Tower Operator shall have the right to install Communications Equipment of other Tower Tenants within the AT&T Primary Tower Space (it being agreed that AT&T Collocator’s intention to use all or a portion of the requested space at any time in the future shall be a reasonable basis to deny such consent), which space shall revert to forming a part of the AT&T Primary Tower Space if and when such other Tower Tenant’s Collocation Agreement terminates; provided that such Communications Equipment may not be installed within the vertical envelope of space then occupied by the primary antenna array of the AT&T Communications Equipment located within the AT&T Primary Tower Space. Any consent of AT&T Collocator pursuant to the preceding sentence shall require the signature of an Authorized Representative. In the event of any dispute regarding whether any AT&T Collocator consent contemplated pursuant to this paragraph is being unreasonably withheld, conditioned or delayed, AT&T Collocator shall make available senior representatives of its Network Planning and Engineering group to consult with Tower Operator in an effort to resolve such dispute;
(iii)Any Additional Ground Space; and
(iv)Any and all rights pursuant to Section 9(c), Section 9(d), Section 9(g), Section 9(h) and Section 10 and all appurtenant rights reasonably inferable to permit AT&T Collocator’s full use and enjoyment of the AT&T Collocation Space including the rights specifically described in this Section 9, all in accordance with this Section 9.
(b)AT&T Collocator Permitted Use. AT&T Collocator shall use the AT&T Collocation Space at each Site only for installation, modification, use, operation, repair and replacement of AT&T Collocator’s Communications Facility, including the radio frequency signal generated by the AT&T Communications Equipment to provide third parties with customary, industry standard roaming or mobile virtual network services. AT&T Collocator shall not use the AT&T Collocation Space at any Site in a manner that would reasonably be expected to materially impair Tower Operator’s rights or interest in such Site or in a manner that would reasonably make possible a Claim or Claims of adverse possession by the public, as such, or any other Person (other than AT&T Collocator), or of implied dedication of such AT&T Collocation Space. The AT&T Collocation Space shall be solely for the use of AT&T Collocator and Wholly Owned Affiliates, and except as specifically permitted hereunder (including Section 19(d)), AT&T Collocator (and Wholly Owned Affiliates) shall have no right to use or occupy any space at any Site other than the AT&T Collocation Space that it occupies from time to time in accordance with the terms of this Agreement nor to share the use of its AT&T Collocation Space with any Person other than Wholly Owned Affiliates and any Telecom Affiliates as specifically permitted in Section 19(d). AT&T Collocator and Wholly Owned Affiliates shall not use the AT&T Collocation Space or any Communication Equipment to derive revenue or other benefits from Collocation Operations or to engage in network hosting without entering into a collocation agreement with Tower Operator that permits such use (which collocation agreement must be reasonably satisfactory to Tower Operator and provide additional compensation to Tower Operator). AT&T Collocator shall cause any Wholly Owned Affiliate that uses the AT&T Collocation Space, but is not itself an AT&T Collocator party to this Agreement, to comply with the terms and conditions of this Agreement and shall be responsible for such Wholly Owned Affiliate’s use as if such use were AT&T Collocator’s use of the AT&T Collocation Space.
(c)Reserved Amount of Tower Equipment in AT&T Collocation Space. As to each Site, AT&T Collocator shall have the right, at any time, to install, maintain, modify, replace and operate anywhere within the AT&T Primary Tower Space on the Tower any Communications Equipment consisting of the greater of (i) antennas (including microwave antennas and dishes), remote radio units and associated tower mounting equipment having an aggregate Wind Load Surface Area of 27,000 square inches, plus an area with a horizontal cross-section of 34 square inches running from the ground to AT&T Collocator’s Communications Equipment for Cables, up to an aggregate weight load of 13 pounds per linear foot (which includes any associated conduit piping necessary to encase or protect any such Cables); provided Tower Operator has the right to approve the placement and configuration of the Cables; or (ii) antennas (including microwave antennas and dishes), remote radio units and associated tower mounting equipment and Cables having an aggregate Wind Load Surface Area that is not in excess of the aggregate Wind Load Surface Area of the antennas (including microwave antennas and dishes), remote radio units and associated tower mounting equipment and Cables located on the applicable Tower as of the Effective Date (the greater of (i) and (ii), the “AT&T Reserved Amount of Tower Equipment”). Exhibit E attached hereto contains sample calculations of the Wind Load Surface Area for hypothetical configurations of Communications Equipment; provided, however, that the example calculations set forth in Exhibit E are intended as examples only and not as a limitation or prescription on the configurations of the actual AT&T Communications Equipment. The foregoing shall not limit AT&T Collocator’s rights to place in the AT&T Collocation Space on a Tower, panel antennas, Cables or any other Communications Equipment, whether or not of different size, technology, structural loading characteristics, shape or transmission frequency than that which exists on such Tower on the Effective Date, without any increase in the AT&T Rent Amount, except as required by Section 9(d); provided, however, that (x) AT&T Collocator shall comply with Tower Operator’s standard application and amendment process set forth in Section 9(e) and (y) such antennas, Cables and other equipment do not exceed the Wind Load Surface Area of the AT&T Reserved Amount of Tower Equipment. Subject to the foregoing limitations, as to each Site, AT&T Collocator shall have the right from time to time to install, maintain, modify, replace and operate, without any increase in the AT&T Rent Amount, (i) any Communications Equipment and Improvements that it deems necessary in the AT&T Primary Ground Space and (ii) any Communications Equipment in the AT&T Primary Tower Space that constitutes AT&T Reserved Amount of Tower Equipment but that does not constitute Additional Equipment pursuant to Section 9(d). Notwithstanding the above, the windloading of Communications Equipment on a Tower for structural capacity and other purposes shall be determined in accordance with Tower Operator’s standard protocols and procedures for determining effective projected area. Exhibit E attached hereto contains sample calculations of the effective projected area for the hypothetical configuration of Communications Equipment set forth in Exhibit E.
(d)Additional AT&T Communications Equipment in the AT&T Primary Tower Space. AT&T Collocator may apply (pursuant to Section 9(e)) to Tower Operator to install, maintain, modify, replace and operate Communications Equipment in the AT&T Primary Tower Space in excess of the AT&T Reserved Amount of Tower Equipment (collectively “Additional Equipment”) if there is sufficient structural load capacity available on the Tower at the time AT&T Collocator applies to install such Additional Equipment. The application shall be processed and an amendment to the subject Site Lease Agreement shall be executed to document any Additional Equipment or any changes to existing equipment and any subsequent Additional Equipment or changes to any such subsequent Additional Equipment in accordance with Section 9(e); provided, however, that AT&T Collocator will pay the applicable a la carte price for such Additional Equipment set forth on Exhibit H as an increase to the AT&T Rent Amount, except that if such Additional Equipment is subsequently removed, AT&T Collocator’s obligation to pay such a la carte price will terminate at the end of the then-current initial or renewal term, as applicable.
(e)Application and Amendment Process.
(i)AT&T Collocator’s rights to install and operate any AT&T Communications Equipment at a Site in addition to or in replacement of the AT&T Communications Equipment existing at the Site as of the Effective Date shall not become effective, and installation of such additional AT&T Communications Equipment or modification of the existing AT&T Communications Equipment at a Site shall not commence, until the following conditions are satisfied: (A) Tower Operator has received any written consent required under the Ground Lease to allow Tower Operator to permit such installation or modification, (B) AT&T Collocator has submitted to Tower Operator and Tower Operator has approved AT&T Collocator’s application for such installation or modification (such approval not to be unreasonably withheld, conditioned or delayed) (a “Site Engineering Application”); (C) Tower Operator has received and approved AT&T Collocator’s drawings showing the installation or modification of the AT&T Communications Equipment (such approval not to be unreasonably withheld, conditioned or delayed); (D) Tower Operator has reviewed and accepted, acting reasonably, all permits required to be obtained by AT&T Collocator for its installation or Modification of the AT&T Communications Equipment and all required regulatory or Governmental Approvals of AT&T Collocator’s proposed installation or modification at the Site; (E) Tower Operator has received a waiver of any applicable rights of first refusal in and to the space in which any new equipment shall be located as identified by AT&T Collocator in the Site Engineering Application; (F) any applicable fees relating to the application and amendment process have been paid by AT&T Collocator in accordance with the practices and pricing existing at such time between the Parties or their Affiliates; and (G) a Site Lease Agreement and an amendment to the Site Lease Agreement have been executed by AT&T Collocator and Tower Operator has issued a notice to proceed with the proposed installation or modification; provided, however, that if the conditions precedent listed in clauses (A) through (G) of this sentence are satisfied or determined not to be applicable, then Tower Operator’s approval of the subject Site Engineering Application to install AT&T Communications Equipment that is within the AT&T Reserved Amount of Tower Equipment shall not be unreasonably withheld, conditioned or delayed; provided, further, that the requirement that Tower Operator be obligated to expend funds in connection with such proposed installation or modification pursuant to the terms of Section 6(a)(ii)(A) of this Agreement shall not be a reasonable basis for the withholding of its consent. Tower Operator shall evaluate and respond to submissions by AT&T Collocator in a commercially reasonable time period substantially similar to the time period in which it responds to application requests by other tenants within its portfolio of telecommunications tower sites; provided, however, that if any condition precedent described above is not satisfied within 180 days of the date of the execution by AT&T Collocator of the amendment of the subject Site Lease Agreement or within such other period as may be specified in the subject amendment of the Site Lease Agreement, Tower Operator and AT&T Collocator shall each have the right to terminate the subject amendment of the subject Site Lease Agreement (unless the condition precedent is not met because of the actions or omissions of the terminating party, in which case such party shall not have such termination right unless the failure to terminate would cause a violation of Law or breach of the Ground Lease or any other contract or agreement). The terminating party shall provide notice to the other party in the event that the amendment of the subject Site Lease Agreement is terminated due to failure to satisfy conditions precedent. Tower Operator shall endeavor to obtain, and AT&T Collocator shall cooperate to assist in obtaining, prompt satisfaction of any conditions precedent.
(ii)AT&T Collocator must provide Tower Operator with copies of any zoning application or amendment that AT&T Collocator submits to the applicable zoning authority in relation to its installation or modification of Equipment at a Site at least 72 hours prior to submission to the applicable zoning authority. Tower Operator also reserves the right, prior to any decision by the applicable zoning authority, to approve or reject any conditions of approval, limitations or other obligations that would apply to the owner of the Site or property, or any existing or future Tower Tenant, as a condition of such zoning authority’s approval and that would be reasonably likely to reduce the duration of the use of the subject Site or the operations thereon or materially decrease the value of the Site or its use or impair or impede Tower Operator’s or the Tower Tenants’ operations at the Site, or create a material risk of regulatory violations; provided, however, that Tower Operator shall not unreasonably reject any conditions of approval if none of the foregoing factors are present in Tower Operator’s judgment and AT&T Collocator agrees to pay the cost of satisfying such conditions of approval. AT&T Collocator shall be solely responsible for all costs and expenses associated with (i) any zoning application or amendment submitted by AT&T Collocator, (ii) making any improvements or performing any other obligations required as a condition of approval with respect to same and (iii) any other related expenses.
(f)Lease; Appurtenant Rights. AT&T Collocator and Tower Operator expressly acknowledge that the AT&T Collocation Space at each Site shall be deemed leased to, reserved for or otherwise be made available to AT&T Collocator pursuant to this Agreement, in each case at each Site for the exclusive possession (subject to Sections 9(a)(i) and 9(a)(ii)) and use by AT&T Collocator, except as otherwise expressly provided herein, whether or not such AT&T Collocation Space is now or hereafter occupied. AT&T Collocator shall have the right to occupy at all times during the term of the subject Site Lease Agreement, the portions of Land, the Improvements and Tower occupied as of the Effective Date and any additional space constituting AT&T Collocation Space and to repair, replace and modify any equipment of AT&T Collocator therein or thereon. Tower Operator also grants to AT&T Collocator as to each Site, and AT&T Collocator reserves and shall at all times retain (for the benefit of AT&T Collocator), subject to the terms of this Agreement, the Ground Leases, the rights of Tower Tenants and applicable Laws:
(i)Site Access. A non-exclusive right and easement (over the surface of the Site) for ingress to and egress from the entire Site, and access to the entire Tower, all AT&T Improvements, any Reserved Property and any structures (including Shelters and cabinets) on a Site owned and used, and intended for use, exclusively by AT&T Collocator or any Affiliate of AT&T Collocator other than in the Collocation Operations, in each case on such Site as of the Effective Date (without regard to any demolition in connection with the planned replacement thereof or substitution therefor with a similar structure and any period of construction or restoration thereof) or any replacement thereof or substitution therefor with a similar structure, at such times (on a 24-hour, seven day per week basis unless otherwise limited by the Ground Lease, but subject to giving Tower Operator at least one Business Day’s prior notice or, in the case of an Emergency, as much notice as is practicable, in each case in accordance with Tower Operator’s standard process), to such extent, and in such means and manners (on foot or by motor vehicle, including trucks and other heavy equipment), as AT&T Collocator (and its authorized contractors, subcontractors, engineers, agents, advisors consultants, representatives, or other persons authorized by AT&T Collocator) deems reasonably necessary in connection with its full use and enjoyment of the AT&T Collocation Space, including a right to construct, install, use, operate, maintain, repair and replace all of its equipment now or hereafter located in the applicable AT&T Collocation Space;
(ii)Tower Access. The right to undertake any activity that involves having AT&T Collocator or its contractors, subcontractors, engineers, agents, advisors, consultants, representatives, or other Persons authorized by AT&T Collocator climb the Tower at any Site, including any portion of the Tower leased to or occupied by a Tower Tenant; provided, however, that AT&T Collocator must ensure that any such Person must work for a vendor approved by Tower Operator; provided further that AT&T Collocator shall, except in the event of an Emergency, give Tower Operator at least one Business Day’s prior written notice of its intention to exercise such right;
(iii)Storage. The right, exercisable during periods in which AT&T Collocator is actively performing work at the Site, to use any unoccupied portion of the ground space at the applicable Site (even if leased to but then unoccupied by a Tower Tenant) for purposes of temporary location and storage of any of its equipment and for performing any repairs or replacements; provided, however, that AT&T Collocator shall be required to remove any of its stored Communications Equipment on any unoccupied portion of the Site that is not part of the AT&T Collocation Space upon 10 days’ prior written notice from Tower Operator if such unoccupied portion of the Site is under sublease or other occupancy arrangement with a Tower Tenant that is prepared to take occupancy of such portion of the Site or is otherwise required for use by Tower Operator for work or storage at such Site; and
(iv)Utility Lines. A non-exclusive right and easement for the use, operation, maintenance, repair and replacement of all utility lines, Cables and all equipment and appurtenances located on the Site and providing electrical, gas and any other utility service to AT&T’s Communications Facility on the Site, which right and easement includes the right of AT&T Collocator and its agents, employees and contractors to enter upon the Site (including any portion of the Site leased to or occupied by a Tower Tenant) to repair, maintain and replace such utility facilities. AT&T Collocator shall have the absolute right to contract with any utility service providers it elects, from time to time, for utility services.
(g)Maintenance. AT&T Collocator shall, at all times during the Term as to any Site, at AT&T Collocator’s sole cost and expense, keep and maintain AT&T Communications Equipment and AT&T Improvements in a structurally safe and sound condition and in working order, in accordance with the general standard of care in the telecommunications industry, subject to Tower Operator’s obligations with respect to the maintenance, repair and reinforcement of the Included Property hereunder.
(h)No Obligation With Respect to Communications Facility. In addition to, and not in limitation of any right of AT&T Collocator under Section 3, and notwithstanding anything in this Agreement to the contrary, without limiting or diminishing AT&T Collocator’s payment obligations hereunder in any manner, including its obligation to pay the AT&T Rent Amount, AT&T Collocator shall not have any obligation to occupy or to operate a Communications Facility on the AT&T Collocation Space of any Site, and AT&T Collocator shall have the right, exercisable at any time during the Term as to any Site, to cease occupying or operating AT&T’s Communications Facility on the AT&T Collocation Space of such Site, and retain its right to such AT&T Collocation Space.
(i)Restoration. AT&T Collocator shall restore any property damage (normal wear and tear excepted) to any Site or appurtenant property or any access roads thereto caused, following the Effective Date, by motor vehicles, trucks or heavy equipment of AT&T Collocator or any of its employees, agents, contractors or designees. If such restoration work is not performed by AT&T Collocator within thirty (30) days after written notice from Tower Operator (or if not capable of being performed within such 30-day period, then within a reasonable period of time, provided that AT&T Collocator is actively and diligently pursuing completion of such restoration work), Tower Operator may, but shall not be obligated to, perform such work on behalf of and for the account of AT&T Collocator, and AT&T Collocator shall reimburse Tower Operator for the actual and reasonable costs of such restoration work within 30 days after Tower Operator delivers to AT&T Collocator a written invoice therefor, together with reasonable evidence of the incurrence of such costs. For the avoidance of doubt, any damage caused by AT&T Collocator to any Site or appurtenant property or access roads and any failure by AT&T Collocator to cure such damage as required hereby, shall not constitute a breach of or default by Tower Operator under this Agreement or give rise to any obligation by Tower Operator to indemnify AT&T Collocator’s Indemnitees under this Agreement.
(j)Waiver. Tower Operator agrees to and does hereby waive and relinquish any lien of any kind and any and all rights, statutory or otherwise, including levy, execution and sale for unpaid rents, that Tower Operator may have or obtain on or with respect to any AT&T Communications Equipment or AT&T Improvements which shall be deemed personal property for the purposes of this Agreement, whether or not the same is real or personal property under applicable Law.

(k)Obstructions. Except to the extent prohibited by applicable Law and in a manner consistent with the general standard of care in the tower industry, Tower Operator shall prevent and eliminate obstructions on a Site that prevent AT&T Collocator from having access to repair and replace all of the AT&T Communications Equipment and AT&T Improvements (including related Cables) or from being able to fully open any equipment cabinet doors in such space and repair and replace equipment therein.
(l)Relocation of Certain AT&T Improvements. Tower Operator shall be permitted, upon at least ninety (90) days’ prior written notice to AT&T Collocator and subject to AT&T Collocator’s consent, not to be unreasonably withheld, conditioned or delayed, to relocate from one portion of a Site outside the AT&T Primary Ground Space to another suitable portion of such Site outside the AT&T Primary Ground Space, any structures or improvements related to the wireline, backhaul, access, retail or other non-wireless business of any AT&T Group Member (excluding any mobile telephone switching office and the switching and related equipment and any other permanent structure on a Site set forth on Exhibit K), at Tower Operator’s sole cost and expense.
SECTION 10.Right of Substitution. If at any time during the Term there is any Available Space at any Site, then AT&T Collocator shall have the Right of Substitution as to such Available Space. The Right of Substitution pursuant to this Section 10 may be exercised by AT&T Collocator one time with respect to the AT&T Primary Tower Space and one time with respect to the AT&T Primary Ground Space of each Site, upon written notice to Tower Operator, subject to the application and amendment process described in Section 9(e) and provided that Tower Operator shall be entitled to perform in its reasonable discretion a structural analysis, at AT&T Collocator’s sole cost and expense, prior to such exercise of a Right of Substitution. If AT&T Collocator elects to exercise its Right of Substitution, then, upon completion of the relocation of the AT&T Communications Equipment on the Tower or the Ground, as the case may be, at AT&T Collocator’s expense, the previously existing AT&T Collocation Space of the applicable Site shall automatically be released by AT&T Collocator and concurrently therewith, the Available Space on such Site to which the AT&T Communications Equipment has been relocated shall automatically become and constitute the AT&T Collocation Space of such Site. The parties shall promptly execute an amendment to the applicable Site Lease Agreement to evidence any such substitution, and either party may elect to cause such amendment to be recorded at the recording party’s cost and expense (but AT&T Collocator’s exercise of the Right of Substitution shall not be conditioned on the execution of such amendment). AT&T Collocator shall, at AT&T Collocator’s cost and expense, complete the relocation of its AT&T Communications Equipment within sixty (60) days of the execution of the amendment to the subject Site Lease Agreement following the exercise of its Right of Substitution and return the previously existing AT&T Collocation Space to its original condition, ordinary wear and tear excepted. If AT&T Collocator exercises its Right of Substitution as to any Available Space, then, upon execution of the amendment to the subject Site Lease Agreement, such Available Space shall become the AT&T Collocation Space and the former AT&T Collocation Space shall no longer be AT&T Collocation Space for all purposes of this Agreement. For the avoidance of doubt, the exercise of a Right of Substitution by AT&T Collocator shall not permit AT&T Collocator to attach the AT&T Communications Equipment on a Tower at more than one RAD center on such Tower at any time; provided, that if such AT&T Collocator occupies more than one RAD center on such Tower as of the Effective Date, such AT&T Collocator shall not attach the AT&T Communications Equipment on such Tower to more than the same number of RAD centers as it occupied on such Tower as of the Effective Date.
SECTION 11.Additional Ground Space; Required Consents.
(a)Additional Ground Space. Without limitation of AT&T Collocator’s rights under Section 9(a)(i), if AT&T Collocator deems it necessary to obtain additional ground space (“Additional Ground Space”) to accommodate AT&T Collocator’s needs at any Site, AT&T Collocator and Tower Operator shall cooperate to determine the availability of such space and negotiate the lease of such additional space if available on such Site or determine how to secure such additional space if it is not available at such Site and shall follow Tower Operator’s standard application and amendment process as described in Section 9(e). If Tower Operator determines in its reasonable discretion that such Additional Ground Space is currently available with respect to such Site, Tower Operator and AT&T Collocator shall enter into an amendment to the applicable Site Lease Agreement setting forth the terms under which AT&T Collocator shall lease any Additional Ground Space, which shall be negotiated by the Parties in good faith at the time AT&T deems it necessary to obtain such Additional Ground Space. Tower Operator shall be entitled to an increase in the AT&T Rent Amount from AT&T Collocator only if and to the extent the Additional Ground Space (i) includes space that was not previously part of the Site as of the Effective Date, unless and only to the extent Tower Operator previously leased unused AT&T Primary Ground Space to another Tower Tenant pursuant to Section 9(a)(i) and only to the extent of such portion of AT&T Primary Ground Space leased to such Tower Tenant or (ii) exceeds the MLA Ground Space. In each case, such increase in the AT&T Rent Amount shall be in an amount in accordance with the a la carte price set forth in Exhibit H.
(b)Required Ground Lessor and Governmental Consents. If the installation of any AT&T Communications Equipment, AT&T Improvement or any Tower Modification that AT&T Collocator desires to make (other than Modifications that are at Tower Operator’s cost pursuant to Section 6(a)(ii)(A)) requires a Governmental Approval or the consent, approval, obtaining a zoning variance, or other action of a Ground Lessor or any other Person, as applicable, AT&T Collocator shall be responsible for obtaining the same at its sole cost and expense. If the installation of any Communications Equipment, Improvement or any Tower Modification that Tower Operator desires to make (or any Modification at Tower Operator’s cost pursuant to Section 6(a)(ii)(A)) requires a Governmental Approval or the consent, approval, obtaining a zoning variance, or other action of a Ground Lessor or any other Person, as applicable, Tower Operator shall be responsible for obtaining the same at its sole cost and expense or at the cost and expense of the applicable Tower Tenant. Tower Operator and AT&T Collocator each agree to coordinate with the other Party to obtain such Governmental Approvals at the expense of the requesting Party.
SECTION 12.Limitations on Liens. AT&T Collocator shall not create or incur (and shall cause its Affiliates, contractors and their subcontractors not to create or incur) any Lien (other than Permitted Liens) against all or any part of any Site, in each case as a result of their actions or omissions. If any such Lien (other than Permitted Liens) is filed against all or any part of any Site as a result of the acts or omissions of AT&T Collocator or any of its Affiliates, contractors or their subcontractors, AT&T Collocator shall cause the same to be promptly discharged by payment, satisfaction or posting of bond within 30 days after receiving written notice of the same from Tower Operator; provided, however, that AT&T Collocator need not discharge a Lien the validity of which AT&T Collocator contests provided that (i) such Lien is not reasonably likely to cause a default under any Ground Lease, (ii) no portion of the Site is subject to imminent danger of loss or forfeiture by virtue of or by reason of such Lien, (iii) AT&T Collocator or its Affiliate provides Tower Operator, upon Tower Operator’s request, with an indemnity reasonably satisfactory to Tower Operator assuring the discharge of AT&T Collocator’s obligations for such Lien, including interest and penalties, and (iv) AT&T Collocator is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense. If AT&T Collocator fails to cause any such Lien (other than Permitted Liens) to be discharged as required by the preceding sentence, Tower Operator shall have the right, but not the obligation, to cause such Lien to be discharged and may pay the amount of such Lien in order to do so. If Tower Operator makes any such payment, all amounts paid by Tower Operator shall be payable by AT&T Collocator to Tower Operator within 30 days after Tower Operator delivers a written invoice to AT&T Collocator for the same.
SECTION 13.Tower Operator Indemnity; AT&T Collocator Indemnity; Procedure For All Indemnity Claims.
(a)Tower Operator Indemnity.
(i)Without limiting Tower Operator’s other obligations under this Agreement, Tower Operator agrees to indemnify, defend and hold each AT&T Indemnitee harmless from, against and in respect of any and all Claims that arise out of or relate to:
(A)any default, breach or nonperformance by Tower Operator of its obligations and covenants under this Agreement;
(B)the (x) ownership or (y) use, operation, maintenance or occupancy (other than the use, operation, maintenance or occupancy by any AT&T Indemnitee), in each case, of any part of a Non-Assignable Site from and after the Effective Date, including all obligations that relate to or arise out of any Ground Lease from and after the Effective Date;
(C)any work at a Site performed by or at the direction of a Tower Operator Indemnitee;
(D)the acts or omissions of a Tower Operator Indemnitee or any of its engineers, contractors or subcontractors; and
(E)all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications with Tower Operator and its Affiliates, agents, employees, engineers, contractors, subcontractors, licensees or invitees in connection with this Agreement.
Notwithstanding the foregoing, Tower Operator will not be obliged to indemnify, defend and hold the AT&T Indemnitees harmless from, against and in respect of Claims arising from or relating to any default, breach or nonperformance of any term of this Agreement that requires Tower Operator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (1) Tower Operator complies with such Law or such Ground Lease, as applicable, in all material respects and (2) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on AT&T Collocator by any Governmental Authority as a result of Tower Operator’s non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of Tower Operator’s non-compliance in all respects with such Ground Lease.

(ii)Tower Operator further agrees to indemnify, defend and hold each AT&T Indemnitee harmless under any other provision of this Agreement which expressly provides that Tower Operator shall indemnify, defend and hold harmless any AT&T Indemnitee with respect to the matters covered in such provision.
(b)AT&T Collocator Indemnity.
(i)Without limiting AT&T Collocator’s other obligations under this Agreement, AT&T Collocator agrees to indemnify, defend and hold each Tower Operator Indemnitee harmless from, against and in respect of any and all Claims that arise out of or relate to:
(A)any default, breach or nonperformance of its obligations and covenants under this Agreement;
(B)any AT&T Indemnitee’s ownership, use, operation, maintenance or occupancy of any AT&T Communications Equipment or any portion of any Site (including the AT&T Collocation Space and any Reserved Property) in violation of the terms of this Agreement or any applicable Ground Lease;
(C)any work at a Site performed by or at the direction of an AT&T Indemnitee (but not including any work at any Site that Tower Operator is required to perform pursuant to this Agreement that AT&T Collocator elects to perform under Section 24);
(D)the acts or omissions of an AT&T Indemnitee or any of their respective engineers, contractors or subcontractors; and
(E)all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications with AT&T Collocator or its agents, employees, engineers, contractors, subcontractors, licensees or invitees in connection with this Agreement.
(ii)AT&T Collocator further agrees to indemnify, defend and hold each Tower Operator Indemnitee harmless under any other provision of this Agreement which expressly provides that AT&T Collocator shall indemnify, defend and hold harmless any Tower Operator Indemnitee with respect to the matters covered in such provision.
(c)Indemnification Claim Procedure.
(i)Any Indemnified Party shall promptly notify the Party or Parties alleged to be obligated to indemnify (the “Indemnifying Party”) in writing of any relevant pending or threatened Claim by a third party (a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of the Claim; provided, however, that delay in providing such notice shall not release the Indemnifying Party from any of its obligations under Section 13(a) or Section 13(b), except to the extent (and only to the extent) the delay actually and materially prejudices the Indemnifying Party’s ability to defend such Claim.
(ii)The Indemnifying Party may assume and control the defense of any Third Party Claim with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party by accepting its obligation to defend in writing and agreeing to pay defense costs (including reasonable out-of-pocket attorney’s fees and expenses) within 30 days of receiving notice of the Third Party Claim. If the Indemnifying Party declines, fails to respond to the notice, or fails to assume defense of the Third Party Claim within such 30-day period, then the Indemnified Party may control the defense and the Indemnifying Party shall pay all reasonable out-of-pocket defense costs as incurred by the Indemnified Party. The Party that is not controlling the defense of the Third Party Claim shall have the right to participate in the defense and to retain separate counsel at its own expense. The Party that is controlling the defense shall use reasonable efforts to inform the other Party about the status of the defense. The Parties shall cooperate in good faith in the defense of any Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable out-of-pocket fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(iii)The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising out of or in connection with, any Third Party Claim, without the consent of any Indemnified Party; provided, however, that the Indemnified Party shall not withhold its consent if such settlement or judgment involves solely the payment of money, without any finding or admission of any violation of Law or admission of any wrongdoing. The Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and obtain, as a condition of any settlement or judgment, a complete and unconditional release of each relevant Indemnified Party from any and all liability in respect of such Third Party Claim.
(iv)For indemnification Claims other than Third Party Claims, the Indemnified Party promptly shall notify the Indemnifying Party in writing of any Claim for indemnification, describing in reasonable detail the basis for such Claim. Within 30 days following receipt of this notice, the Indemnifying Party shall respond, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Section 13. If the Indemnifying Party does not respond within 30 days, the Indemnified Party shall send a second notice to the Indemnifying Party, marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND SHALL RESULT IN YOUR RIGHT TO OBJECT BEING WAIVED” and the envelope containing the request must be marked “PRIORITY”. If the Indemnifying Party does not notify the Indemnified Party within such 5 Business Days after the receipt of such second notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 13(a) or Section 13(b), as applicable, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 13(a) or Section 13(b), as applicable, and the Indemnifying Party shall pay the amount of such Claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party timely disputes the existence or scope of an obligation to indemnify for the Claim, it shall explain in reasonable detail the basis for the dispute. If the Parties disagree on the scope or existence of an indemnification obligation for the Claim, management representatives of the Indemnified Party and the Indemnifying Party shall meet or confer by telephone within 20 Business Days in an attempt in good faith to resolve such dispute. If such Persons are unable to resolve the dispute, either Party may act to resolve the dispute in accordance with Section 32(b).
(d)During the Term, for any dispute or litigation that arises during the Term in connection with any Ground Lessor, Ground Lease, Collocation Agreement, Tower Tenant or any other issue relating to the operation of the Sites (collectively, “Disputes”), Tower Operator shall have the right to control, prosecute, settle or compromise such Disputes; provided, however, that Tower Operator shall not settle or compromise such Disputes (i) for which Tower Operator is seeking a claim for indemnification under the Master Agreement except in compliance with the terms, conditions and procedures set forth in the Master Agreement or (ii) if the settlement or compromise involves an admission of any violation of Law or admission of wrongdoing by AT&T Collocator, without AT&T Collocator’s consent, which may be granted or withheld in AT&T Collocator’s sole discretion.
SECTION 14.Waiver of Subrogation; Insurance.
(a)Mutual Waiver of Subrogation. To the fullest extent permitted by applicable Law, Tower Operator and AT&T Collocator each hereby waives any and all rights of recovery, claim, action or cause of action against the other and the other’s Affiliates, for any loss or damage that occurs or is claimed to occur to its property at any Site, by reason of any cause insured against, or required to be insured against, by the waiving party under the terms of this Agreement, regardless of cause or origin. In addition, Tower Operator and AT&T Collocator shall each ensure that any property insurance policy it carries with respect to each Site shall provide that the insurer waives all rights of recovery, claim, action or cause of action by way of subrogation against any other Party with respect to Claims for damage to property covered by such policy.
(b)Tower Operator Insurance. Tower Operator shall procure, and shall maintain in full force and effect at all times during the Term as to such Site, the following types of insurance with respect to such Site, including the Tower and Improvements on such Site (but excluding AT&T Communications Equipment or any other Tower Tenant’s Communications Equipment), paying as they become due all premiums for such insurance (it being understood that the insurance required under this Section 14(b) does not represent all coverage or limits necessary to protect Tower Operator or a limitation of Tower Operator’s liability to AT&T Collocator pursuant to this Agreement):
(i)commercial general liability insurance, written on Insurance Services Office (ISO) Form CG 00 01 or its equivalent, insuring against all liability of Tower Operator (including actions of Tower Operator’s officers, employees, agents, licensees and invitees conducting business on its behalf) arising out of, by reason of or in connection with the use, occupancy or maintenance of each Site (including Tower and the Improvements), in an amount of $1.0 million for bodily injury or property damage or as a result of one occurrence, and $2.0 million for bodily injury or property damage in the aggregate. With respect to any policy written on a “claims-made” or “extended discovery” basis, Tower Operator will maintain coverage as to a Site for two years following the Term of this Agreement or the completion of all work associated with this Agreement, whichever is later;
(ii)umbrella or excess liability insurance with limits of $25.0 million per occurrence and in the aggregate;
(iii)property insurance (in an amount of $100.0 million in the aggregate for all Sites and Sale Sites) against direct and indirect loss or damage by fire and all other casualties and risks covered under “all risk” insurance respecting the Tower and Improvements (but excluding any AT&T Communications Equipment and AT&T Improvements); provided that this Section 14(b)(iii) may be satisfied through a blanket policy of insurance that applies to other locations that are not Sites;
(iv)workers’ compensation insurance affording statutory coverage for all employees of Tower Operator and any employees of its Affiliates performing activities on all Sites, with employer’s liability coverage with a minimum limit of $1.0 million each accident, by disease-policy limit, and each employee;
(v)commercial automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of such coverage shall be $1.0 million combined single limit for each accident and for bodily injury and property damage;
(vi)earthquake insurance (for Sites located in areas historically known for earthquake activity) in an amount equal to the replacement value of the Site and the Included Property at the Site; and
(vii)any other insurance required under the terms of the applicable Ground Lease.
(c)AT&T Collocator Insurance. For each Site, AT&T Collocator shall procure, and shall maintain in full force and effect at all times during the Term as to such Site, the following types of insurance with respect to its AT&T Collocation Space at such Site, paying as they become due all premiums for such insurance:
(i)Commercial general liability insurance insuring against all liability of AT&T Collocator and its officers, employees, agents, licensees and invitees arising out of, by reason of or in connection with the use, occupancy or maintenance of the AT&T Collocation Space of such Site, in an amount of $1.0 million for bodily injury or property damage or as a result of one occurrence, and $2.0 million for bodily injury or property damage in the aggregate;
(ii)Umbrella or excess liability insurance with limits of $5.0 million per occurrence and in the aggregate;
(iii)Workers’ compensation insurance affording statutory coverage for all employees of AT&T Collocator and any employees of its Affiliates performing activities on all Sites, with employer’s liability coverage with a minimum limit of $1.0 million each accident, by disease-policy limit, and each employee; and
(iv)Commercial automobile liability insurance, including coverage for all owned, hired and non-owned automobiles. The amount of such coverage shall not be less than $1.0 million combined single limit for each accident and for bodily injury and property damage.
(d)Insurance Premiums; Additional Insureds and Notice of Cancellation. Tower Operator and AT&T Collocator shall each pay all premiums for the insurance coverage which such Party is required to procure and maintain under this Agreement. Each insurance policy maintained by Tower Operator and AT&T Collocator (i) shall name the other Party as an additional insured if such insurance policy is for liability insurance (other than any workers’ compensation policies) or a loss payee if such insurance policy is for property insurance; and (ii) shall provide that the insurer gives 30 days’ written notice of cancellation, except for non-payment of premium. Regardless of the prior notice of cancellation required of the insurer(s), each party agrees to provide the other with at least 20 days’ written notice of cancellation of any and all policies of insurance required by this Agreement. Tower Operator and AT&T Collocator shall deliver to the other a certificate or certificates of insurance evidencing the existence of all required insurance and applicable endorsements with respect to each Site that such Party is required to maintain hereunder, such delivery to be made promptly after such insurance is obtained (but not later than the Effective Date) and prior to the expiration date of any such insurance.

(e)Insurer Requirements. All policies of insurance required under this Section 14 shall be written on companies rated “A-VII” or better by AM Best or a comparable rating and licensed in the state where the applicable Site to which such insurance applies is located.
(f)Other Insurance. Tower Operator and AT&T Collocator each agrees that it shall not, on its own initiative or pursuant to the request or requirement of any Tower Tenant or other Person, take out separate insurance concurrent in form or contributing in the event of loss with that required to be carried by it pursuant to this Section 14, unless the other is named in the policy as an additional insured or loss payee, if and to the extent applicable. Tower Operator and AT&T Collocator shall each immediately notify the other whenever any such separate insurance is taken out by it and shall deliver to the other original certificates evidencing such insurance.
(g)AT&T Collocator’s Right to Self-Insure. AT&T Collocator shall be entitled to identify one or more types and strata of insurable risk with respect to which AT&T Collocator is required hereunder to obtain and maintain insurance coverage and, in lieu of obtaining and maintaining insurance with respect to such types and strata of risk, AT&T Collocator may self-insure such risks (including through an Affiliate of AT&T Collocator) in accordance with this Section 14.
SECTION 15.Estoppel Certificate. Tower Operator and AT&T Collocator each, from time to time upon 10 Business Days’ prior request by the other, shall execute, acknowledge and deliver to the other, or to a Person designated by the other, a certificate stating that this Agreement is unmodified and in full effect (or, if there have been modifications, that this Agreement is in full effect as modified, and setting forth such modifications) and the dates to which the AT&T Rent Amount and other sums payable under this Agreement have been paid, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default of which the signer has knowledge. The Party requesting such certificate shall, at its cost and expense, cause such certificate to be prepared for execution by the requested Party. Any such certificate may be relied upon by any prospective Mortgagee or purchaser of any portion of a Site.
SECTION 16.Assignment and Transfer Rights.
(a)Tower Operator Assignment and Transfer Rights.
(i)Without the prior written consent of AT&T Collocator, Tower Operator may not assign this Agreement or any of Tower Operator’s rights, interests, duties or obligations under this Agreement in whole or in part to any Person; provided that AT&T Collocator’s consent shall not be required if the assignee is not an AT&T Collocator Competitor and (x) meets the Assumption Requirements and is a Qualified Tower Operator (as defined below), (y) meets the Assumption Requirements and is an Affiliate of Tower Operator or (z) is a successor Person of Tower Operator by way of merger, consolidation or other reorganization or by the operation of law or a Person acquiring all or substantially all of the assets of Tower Operator. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing herein shall affect or impair (i) Tower Operator’s ability to transfer any revenue, rents, issues or profits derived from the Sites (including under or pursuant to this Agreement or any Collocation Agreements) or its rights to receive the same, (ii) Tower Operator’s ability to incur, grant or permit to exist any Liens on any revenue, rents, issues or profits derived from the Sites (including under or pursuant to this Agreement or any Collocation Agreement), (iii) the ability of any parent company of Tower Operator to pledge any equity interests in Tower Operator, (iv) Tower Operator’s ability, subject to any required consent of any Ground Lessor, to enter into Mortgages or Liens in favor of any Tower Operator Lender (in which case such Tower Operator Lender shall have the right to exercise remedies under any such Mortgage or Lien in a manner consistent with the provisions of this Agreement and any Collateral Agreement) or (v) Tower Operator’s right, subject to any required consent of any Ground Lessor and otherwise in accordance with the terms of this Agreement, to lease, sublease, license or otherwise make available Available Space to Tower Tenants. A “Qualified Tower Operator” means a tower operator that has, or that is owned or managed by Persons who have, a good business reputation and at least five (5) years’ experience in the management and operation of communication towers in the United States.
(ii)Tower Operator shall deliver to AT&T Collocator documentation reasonably satisfactory to it confirming that any party to which Tower Operator assigns any of its duties and obligations hereunder in accordance with this Agreement shall, from and after the date of any such assignment, assume all such duties and obligations to the extent of any such assignment.
(iii)If Tower Operator assigns, in accordance with this Agreement, its rights, interests, duties or obligations under this Agreement with respect to less than all of the Sites, the Parties hereto shall, simultaneously therewith, enter into such agreements as are reasonably necessary to appropriately bifurcate the rights, interests, duties and obligations of Tower Operator under this Agreement.

(iv)Tower Operator hereby agrees that any attempt of Tower Operator to assign its interest in this Agreement, in whole or in part, in violation of this Section 16 shall constitute a default under this Agreement and shall be null and void ab initio.
(b)AT&T Collocator Assignment and Transfer Rights.
(i)AT&T Collocator may not, without the prior written consent of Tower Operator, assign this Agreement or any of its rights, duties or obligations under this Agreement, including its rights, duties or obligations under this Agreement with respect to any Site or the AT&T Collocation Space at such Site, to any Person or, except as permitted under Section 19(d), sublease or grant concessions or other rights for the occupancy or use of the AT&T Collocation Space to any Person; provided that Tower Operator’s consent shall not be required if the assignee assumes and agrees to perform all obligations of the assigning party hereunder and is (A) an Affiliate of AT&T Collocator, (B) a successor Person by way of merger, consolidation, or other reorganization or by operation of law or to any Person acquiring substantially all of the assets of AT&T Collocator or (C) is a wireless communications end user that intends to use the AT&T Collocation Space for its own wireless communications business and that enters into an agreement and consent with Tower Operator that is reasonably satisfactory to Tower Operator (collectively, an “AT&T Assignee,” and such assignment, an “AT&T Transfer”). In the case of clause (C) of the preceding sentence, an agreement and consent entered into by an AT&T Assignee and Tower Operator substantially in the form of Exhibit F hereto shall be deemed to be reasonably satisfactory to Tower Operator.
(ii)If AT&T Collocator effects an AT&T Transfer, then, (x) in the case of an AT&T Transfer by any AT&T Collocator to a Qualifying Transferee or (y) in the case of an AT&T Transfer by an AT&T Collocator other than AT&T Primary Collocator, the obligations of AT&T Collocator with respect to the AT&T Collocation Space that is the subject of the AT&T Transfer shall cease and terminate, and Tower Operator shall look only and solely to the Person that is the Qualifying Transferee (and in the case of an AT&T Transfer described in clause (y) above, to AT&T Guarantor pursuant to Section 33) of AT&T Collocator’s interest in and to the AT&T Collocation Space for performance of all of the duties and obligations of AT&T Collocator under this Agreement with respect to such AT&T Collocation Space from and after the date of the AT&T Transfer. Otherwise, in the event of any AT&T Transfer, AT&T Collocator shall remain liable under this Agreement for the performance of AT&T Collocator’s duties and obligations hereunder as to such applicable AT&T Collocation Space that is the subject of the AT&T Transfer. As used herein, “Qualifying Transferee” means any Person (a) with a rating of BBB- (stable) or higher from Standard & Poor’s Ratings Services (or any successor thereto) or Baa3 (stable) or higher from Moody’s Investor Services (or any successor thereto), (b) with a credit rating from one of the aforementioned rating agencies equivalent to or higher than the then-current credit rating, if any, of AT&T Guarantor or (c) approved by Tower Operator, such approval not to be unreasonably withheld, conditioned or delayed.
(iii)In no event shall AT&T Collocator assign any of its rights, interests, duties or obligations under this Agreement (including use of the AT&T Collocation Space) with respect to less than the entirety of the AT&T Collocation Space at any Site.
(iv)AT&T Collocator shall deliver to Tower Operator documentation reasonably satisfactory to Tower Operator confirming that any party to which AT&T Collocator assigns any of its duties and obligations hereunder in accordance with this Agreement shall, from and after the date of any such assignment, assume all such duties and obligations of AT&T Collocator under this Agreement to the extent of any such assignment (provided that AT&T Collocator’s delivery of documentation substantially in the form of Exhibit F hereto shall be deemed to be reasonably satisfactory to Tower Operator).
(v)AT&T Guarantor may not, without the prior written consent of Tower Operator, assign this Agreement or any of its rights, duties or obligations under this Agreement, including under Section 33, to any Person; provided that Tower Operator’s consent shall not be required in the case of an assignment by AT&T Guarantor of this Agreement to a successor Person of AT&T Guarantor by way of merger, consolidation or other business combination or a sale of all or substantially all of the assets of AT&T Guarantor if such successor Person or Person acquiring all or substantially all of the assets of AT&T Guarantor executes documentation reasonably satisfactory to Tower Operator assuming the obligations of AT&T Guarantor hereunder and becomes “AT&T Guarantor” for all purposes hereunder. Each of AT&T Guarantor and AT&T Collocator hereby agrees that any attempt of AT&T Guarantor or AT&T Collocator to assign its interest in this Agreement or any of its rights, duties or obligations under this Agreement, in whole or in part, in violation of this Section 16(b) shall constitute a default under this Agreement and shall be null and void ab initio.
(vi)In the event of any AT&T Transfer or other disposition by AT&T Collocator of its interest in the AT&T Collocation Space to any Person that is a Tower Operator Competitor, all rights of AT&T Collocator relating to, and the associated obligations of Tower Operator with respect to, the AT&T Reserved Amount of Tower Equipment and the Reserved AT&T Loading Capacity shall automatically terminate and in no event shall such rights transfer to or otherwise benefit such Person.
SECTION 17.Environmental Covenants.
(a)Tower Operator Environmental Covenants. Tower Operator covenants and agrees that it shall carry on its business and operations at each Site in compliance with all applicable Environmental Laws.
(b)AT&T Collocator Environmental Covenants. AT&T Collocator covenants and agrees that, from and after the Effective Date, as to each Site upon which it leases or otherwise uses or occupies any AT&T Collocation Space (i) AT&T Collocator shall not conduct or allow to be conducted upon any such AT&T Collocation Space of any Site any business operations or activities, or employ or use an AT&T Collocation Space of any Site, to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process Hazardous Materials; provided, however, that AT&T Collocator shall have the right to bring, use and keep on the AT&T Collocation Space of any Site in customary quantities and in compliance with all applicable Laws, batteries, generators and associated fuel tanks and other Hazardous Materials commonly used in the telecommunications industry reasonably necessary for the operation and maintenance of each AT&T Collocation Space of any Site or that are being used at the relevant Site on the Effective Date; (ii) AT&T Collocator shall carry on its business and operations on the AT&T Collocation Space of any Site in compliance with, and shall remain in compliance with, all applicable Environmental Laws unless non-compliance results from the acts or omissions of Tower Operator or any Tower Tenant; (iii) AT&T Collocator shall not create or permit to be created any Lien against any Site for the costs of any response, removal or remedial action or clean-up of Hazardous Materials unless non-compliance results from the acts or omissions of Tower Operator or any Tower Tenant; (iv) to the extent such Hazardous Materials were deposited by AT&T Collocator or any of its Affiliates, agents, employees, engineers, contractors or subcontractors, AT&T Collocator shall promptly conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions necessary to clean up and remove all such Hazardous Materials on, from or affecting each Site in accordance with, and to the extent necessary to comply with, all applicable Environmental Laws; and (v) AT&T Collocator shall promptly notify Tower Operator in writing if AT&T Collocator receives any notice, letter, citation, order, warning, complaint, claim or demand that (A) AT&T Collocator has violated, or is about to violate, any Environmental Law, (B) there has been a release or there is a threat of release, of Hazardous Materials at or from the AT&T Collocation Space of, or otherwise affecting, any Site, (C) AT&T Collocator may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a release of Hazardous Materials, or (D) the AT&T Collocation Space of any Site or the Site is subject to a Lien in favor of any Governmental Authority for any liability, cost or damages under any Environmental Law. To the extent requested by Tower Operator, AT&T Collocator agrees to provide copies of all material safety data sheets for approved Hazardous Materials brought to any Site and annual inventories of such Hazardous Materials present at any Site to Tower Operator, no later than November 30th of each year. In addition to any other notification to Tower Operator required pursuant to this Agreement, AT&T Collocator must provide notice to Tower Operator of any above ground or underground storage tank installed by AT&T Collocator at any Site and provide copies of registration documents to Tower Operator, if registration is required by the governing state agencies. AT&T Collocator shall promptly notify Tower Operator of any release of Hazardous Materials at any Site upon obtaining knowledge of such release.
SECTION 18.Taxes; Fees.
(a)AT&T Collocator shall pay Tower Operator for all sales Taxes or Taxes in the nature of sales Taxes (including Taxes such as the Arizona privilege Tax and the New Mexico gross receipts Tax) with respect to any rent payments under this Agreement; provided, however, that AT&T Collocator shall not be responsible for such sales Taxes with respect to rent payments unless (i) Tower Operator invoices AT&T Collocator for such sales Taxes under this Section 18(a) within 6 months (or, in the case of any rent payments billed within 12 months from the Effective Date, 12 months) after the billing date for the corresponding rent payment or (ii) the liability for such Tax is based on an administrative ruling or judicial decision that occurs after the end of such 6- or 12-month period, as applicable. In the case of clause (ii) of the preceding sentence, Tower Operator shall promptly give notice to AT&T Collocator of the applicable ruling or decision and give AT&T Collocator a reasonable opportunity to contest its liability for the Tax.
(b)Tower Operator represents that any AT&T Rent Amount received by Tower Operator from AT&T Collocator with respect to Sites located in Puerto Rico shall be treated as effectively connected with Tower Operator’s conduct of a trade or business in Puerto Rico within the meaning of Section 1123(f) of the Puerto Rico Internal Revenue Code of 1994, as amended, and Section 1035.05 of the Puerto Rico Internal Revenue Code of 2011, as in effect on the date hereof or subsequently amended (the “PRIRC”). Tower Operator acknowledges that, to the extent any AT&T Rent Amount received by Tower Operator from AT&T Collocator with respect to Sites located in Puerto Rico is not effectively connected with Tower Operator’s conduct of a trade or business in Puerto Rico, such AT&T Rent Amount shall be subject to Puerto Rico withholding Tax at the applicable rate set forth in Section 1062.11 of the PRIRC, as amended from time to time, including any successor legislation thereto.
(c)Unless specified in this Agreement (including in Section 9(e)(i)(F) or the exhibits hereto), no unilateral fees or additional costs or expenses are to be applied by either Party to the other Party, including, but not limited to, the review of plans, structural analyses, consents, the provision of documents or other communications between the Parties.
SECTION 19.Use of Easements and Utilities; Backhaul Services.
(a)Subject to any conditions in the applicable Ground Lease and in any applicable easements, AT&T Collocator and any Person providing wireless or wireline communications that is an Affiliate of AT&T Collocator (“Telecom Affiliate”) shall have the right to use (i) any existing or future easements benefiting the Land, (ii) any existing or future facilities for access to the Land and the Site and (iii) any existing or future facilities for utilities available to Tower Operator under the Ground Lease, in each case for the sole purpose of supporting the services described in Section 19(d) and only to the extent such use does not materially adversely affect the use of such easements or facilities by Tower Operator or another Tower Tenant. In obtaining easements, facilities for access and facilities for utilities from and after the Effective Date, Tower Operator shall use commercially reasonable efforts to negotiate the terms of the same so that they are available for use by AT&T Collocator. Subject to any conditions in the applicable Ground Lease and in any applicable easements and to any approval of Tower Operator required under this Agreement, AT&T Collocator shall have the right to modify, improve and install, at its own expense, wires, Cables, conduits, pipes and other facilities on, over, under and across the Land or in any easement benefiting the Land, for the benefit of the AT&T Communications Equipment. If any easement benefiting the Land is insufficient for AT&T Collocator’s use under this Section 19, then Tower Operator shall cooperate with AT&T Collocator to attempt to obtain easement rights from the Ground Lessor or adjacent property owner sufficient for AT&T Collocator’s use and at no additional cost to Tower Operator.
(b)Tower Operator shall provide AT&T Collocator with access to any POTS telephone or other utility services at a Site that are available for use at AT&T Collocator’s sole cost and expense. As among AT&T Collocator and all new Tower Tenants, Tower Operator shall cause utility charges to be separately metered. AT&T Collocator shall pay to the applicable utility service provider the charges for all separately metered utility services used by AT&T Collocator at each Site in the operation of AT&T’s Communications Facility at such Site. Notwithstanding the foregoing provisions of this Section 19, if the applicable utility service provider shall not render a separate bill for AT&T Collocator’s usage, AT&T Collocator shall reimburse Tower Operator monthly for AT&T Collocator’s actual metered usage at the rate charged to Tower Operator by the applicable utility service provider, or if Tower Operator is prohibited from installing a separate meter to measure AT&T Collocator’s usage, AT&T Collocator may use Tower Operator’s utility sources to provide utility service to the Communications Facility, and AT&T Collocator shall reimburse Tower Operator monthly for AT&T Collocator’s actual usage at the rate charged to Tower Operator by the applicable service provider (and Tower Operator and AT&T Collocator agree to cooperate in determining a method by which to measure or estimate AT&T Collocator’s usage if the usage is not capable of actual measurement); provided, however, that AT&T Collocator shall not be responsible for any utility bill unless Tower Operator notifies AT&T Collocator of such amount within 12 months after the applicable billing date. Notwithstanding anything to the contrary provided herein, Tower Operator shall have no obligation to provide, maintain or pay for utility services related to AT&T Communications Equipment. AT&T Collocator shall pay for all utility services utilized by AT&T Collocator and its Affiliates in its operations at each Site prior to delinquency.
(c)If not prohibited by applicable Laws, AT&T Collocator shall allow Tower Operator to use AT&T Collocator’s power sources at all Sites with tower lighting systems, solely for the purpose of providing electrical power for Tower Operator’s light monitoring equipment on such Site and to maintain Tower lighting on such Site as required under this Agreement and applicable Law, and subject to the terms of the Transition Services Agreement; provided that AT&T Collocator shall have no liability to Tower Operator for any outage, unavailability or insufficiency of electrical power at any time. Connecting Tower Operator’s light monitoring equipment to AT&T Collocator’s electrical power source (unless necessary as a result of an increase in the height of a Tower due to a Modification made at the request of AT&T Collocator) shall be at Tower Operator’s sole cost and expense. Notwithstanding the foregoing, at any Site where Tower Operator uses AT&T Collocator’s power sources, Tower Operator may continue to use such AT&T Collocator power sources in consideration of a monthly payment of $50.00 per Site, subject to an increase of 2% on an annual basis during the Term of this Agreement on the first day of the calendar month following the one year anniversary of the Effective Date and each one-year anniversary thereafter. Tower Operator may connect to its own power source and stop using AT&T Collocator’s power source at any time, upon which its obligation to make such monthly payments shall cease following written notice of the same to AT&T Collocator. Notwithstanding anything to the contrary contained herein, Tower Operator is not required to obtain its own power source for lighting and monitoring equipment if lighting at a Site is not required under applicable Law (including approvals granted by any local zoning board) or other existing written agreement.
(d)Tower Operator hereby acknowledges and agrees that AT&T Collocator may engage a Telecom Affiliate to provide telecommunications services to AT&T Collocator, including POTS, Fiber, Ethernet or other access or backhaul services, at no charge by Tower Operator to AT&T Collocator or Telecom Affiliate for the benefit of the AT&T Collocation Equipment at such Site. AT&T Collocator’s utility connection point for such services at such Site shall be established on a common H-frame or other equipment configuration, in a location not to exceed 48 inches by 48 inches, to be mutually agreed upon by AT&T Collocator, Tower Operator and the Telecom Affiliate. If other Tower Tenants order Telecom Affiliate services, such Tower Tenants shall be permitted to use the H‑frame or other equipment configuration at AT&T Collocator’s sole discretion upon notice to Tower Operator and without additional charge to AT&T Collocator or Telecom Affiliate. Tower Operator acknowledges that AT&T Collocator and Telecom Affiliate may install equipment designed for a multi-tenant environment, and Tower Operator agrees not to restrict Telecom Affiliate in its ability to provide ordered services to additional Tower Tenants at the same connection point for the benefit of such Tower Tenants’ Communications Equipment at such Site. Notwithstanding the foregoing, nothing in this Section 19(d) shall prohibit Tower Operator from charging such Tower Tenants for any equipment, access or ground space (provided such space is not otherwise licensed to AT&T Collocator or such Tower Tenant) required for such Tower Tenant to connect to the Telecom Affiliate’s services.
SECTION 20.Compliance with Law; Governmental Permits.
(a)Tower Operator shall, at its own cost and expense, obtain and maintain in effect all Governmental Approvals required or imposed by Governmental Authorities. Tower Operator shall comply with all applicable Laws in connection with the operation and maintenance of the Included Property of each Site (including the Tower on such Site). Tower Operator shall conduct annual inspections of all Sites with lighted Towers; provided that until the requisite waiver from the FCC has been obtained by the applicable AT&T Ground Lease Party with respect to any Non-Assignable Site, Tower Operator shall conduct quarterly inspections of all Non-Assignable Sites with lighted Towers of such AT&T Ground Lease Party. AT&T Collocator shall, at its own cost and expense, comply with all applicable Laws in connection with its use of each Site. Each AT&T Lessor agrees, promptly after the conversion of the Tower monitoring system at the Non-Assignable Sites to Tower Operator’s network operations center, to petition the FCC to waive its rights to quarterly inspection of all lighted Towers of such AT&T Lessor for which such waiver has not already been obtained.
(b)Tower Operator shall, at Tower Operator’s cost and expense, obtain and maintain in effect all Governmental Approvals from the FAA and FCC relating to the operation and maintenance of each Site.
(c)Tower Operator shall, at its own cost and expense, reasonably cooperate with AT&T Collocator or its Affiliates in their efforts to obtain and maintain in effect any Governmental Approvals from the FCC and to comply with any Laws applicable to the AT&T Communications Equipment and the AT&T Collocation Space. Without limiting the generality of the immediately preceding sentence, Tower Operator shall, at its own cost and expense and in a commercially reasonable time period, provide to AT&T Collocator any documentation in its possession or control that may be necessary for or reasonably requested by AT&T Collocator to comply with all FCC reporting requirements relating to the AT&T Communications Equipment and the AT&T Collocation Space.
(d)Notwithstanding anything herein to the contrary, Tower Operator shall have no obligation to provide any information necessary for AT&T Collocator to obtain any Governmental Approval relating to the AT&T Communications Equipment itself (e.g., FCC type certification).
(e)AT&T Collocator shall reasonably cooperate with Tower Operator in Tower Operator’s efforts to provide information required by Governmental Authorities and to comply with all Laws applicable to each Site.
SECTION 21.Compliance with Specific FCC Regulations.
(a)Tower Operator understands and acknowledges that Tower Tenants are engaged in the business of operating Communications Equipment at each Site. The Communications Equipment is subject to the rules, regulations, decisions and guidance of the FCC, including those regarding exposure by workers and members of the public to the radio frequency emissions generated by AT&T Communications Equipment. Tower Operator acknowledges that such regulations prescribe the permissible exposure levels to emissions from the Communications Equipment which can generally be met by maintaining safe distances from such Communications Equipment. To the extent Tower Operator is required to do so under applicable FCC rules, regulations, decisions and guidance, Tower Operator shall use commercially reasonable efforts to install, or require the Tower Tenants to install, at its or their expense, such marking, signage or barriers to restrict access to any Site as is necessary in order to comply with the applicable FCC rules, regulations, decisions and guidance with respect to Communications Equipment other than AT&T Communications Equipment, and with respect to AT&T Communications Equipment, AT&T Collocator shall install same. Tower Operator further agrees to post, or to require the Tower Tenants to post, prominent signage as may be required by applicable Law or by the order of any Governmental Authority at all points of entry to each Site regarding the potential RF emissions, with respect to Communications Equipment other than AT&T Communications Equipment, and with respect to AT&T Communications

Equipment, AT&T Collocator shall install same. Tower Operator shall cooperate in good faith with AT&T Collocator to minimize any confusion or unnecessary duplication that could result in similar signage being posted with respect to any AT&T Communications Equipment at or near any Site in respect of any AT&T Collocation Space on such Site.
(b)From and after the Effective Date, AT&T Collocator shall cooperate (and cause its Affiliates to cooperate) with each Tower Tenant with respect to each Site regarding compliance with applicable FCC rules, regulations, decisions and guidance.
(c)AT&T Collocator acknowledges and agrees that AT&T Communications Equipment at each Site is subject to the rules, regulations, decisions and guidance of the FCC, including those regarding exposure by workers and members of the public to the radio frequency emissions generated by AT&T Communications Equipment, and AT&T Collocator agrees to comply (and AT&T Collocator shall cause its Affiliates to comply) with all FCC rules, regulations, decisions and guidance and all other applicable Laws. AT&T Collocator acknowledges that such rules, regulations, decisions and guidance prescribe the permissible exposure levels to emissions from its Communications Equipment, which can generally be met by maintaining safe distances from such Communications Equipment. AT&T Collocator shall install at its expense such marking, signage, or barriers to restrict access to any AT&T Communications Equipment on a Site in respect of any AT&T Collocation Space on such Site as AT&T Collocator deems necessary in order to comply with the applicable FCC rules, regulations, decisions and guidance. AT&T Collocator shall cooperate in good faith with Tower Operator to minimize any confusion or unnecessary duplication that could result in similar signage being posted with respect to any AT&T Communications Equipment at or near any Site in respect of any AT&T Collocation Space on such Site. AT&T Collocator, at its option, may also install signage at any Site identifying AT&T’s Communications Facility at such Site and providing for contact information in the case of an Emergency.
(d)AT&T Collocator further agrees to alert all personnel working at or near each Site, including AT&T Collocator’s maintenance and inspection personnel, to maintain the prescribed distance from the Communications Equipment and to otherwise follow the posted instructions of Tower Operator.
(e)The Parties acknowledge that AT&T Collocator (or an Affiliate thereof) is licensed by the FCC to provide telecommunications and wireless services and that the Sites are used to directly or indirectly provide those services. Nothing in this Agreement shall be construed to transfer control of any FCC authorization held by AT&T Collocator (or an Affiliate thereof) to Tower Operator with respect to telecommunications services provided by AT&T Collocator or its Affiliates, to allow Tower Operator to in any manner control the AT&T Communications Equipment, or to limit the right of AT&T Collocator (or an Affiliate thereof) to take all necessary actions to comply with its obligations as an FCC licensee or with any other legal obligations to which it is or may become subject (subject to the other terms of this Agreement with respect to actions AT&T Collocator or its Affiliates may take with respect to a Site).
SECTION 22.Holding Over. If during the Term of this Agreement AT&T Collocator remains in possession of the AT&T Collocation Space at any Site after expiration or termination of AT&T Collocator’s lease of or other right to use and occupy the AT&T Collocation Space at such Site without any express written agreement by Tower Operator, then AT&T Collocator shall be a month-to-month tenant with the monthly AT&T Rent Amount equal to 150% of the monthly AT&T Rent Amount last applicable to the AT&T Collocation Space and subject to all of the other terms set forth in this Agreement (including with respect to any increase in the applicable AT&T Rent Amount pursuant to Section 4(a)), except that such month-to-month tenancy shall be terminable by either Party on thirty (30) days’ notice (subject to the provisions of Section 3).
SECTION 23.Rights of Entry and Inspection. AT&T Collocator shall permit Tower Operator and Tower Operator’s representatives to conduct visual inspections of AT&T Communications Equipment located on the Tower in accordance with the general standard of care in the tower industry to ascertain compliance with the provisions of this Agreement. Tower Operator may visually inspect, but shall not be entitled to have any access to, any enclosed AT&T Communications Equipment. Nothing in this Section 23 shall imply or impose any duty or obligation upon Tower Operator to enter upon any Site at any time for any purpose, or to inspect AT&T Communications Equipment at any time, or to perform, or pay the cost of, any work that AT&T Collocator or its Affiliates is required to perform under any provision of this Agreement, and Tower Operator has no such duty or obligation.
SECTION 24.Right to Act for Tower Operator. In addition to and not in limitation of any other right or remedy AT&T Collocator may have under this Agreement, if Tower Operator fails to make any payment or to take any other action when and as required under this Agreement in order to correct a condition the continued existence of which is imminently likely to cause bodily injury or injury to property or have a material adverse effect on the ability of AT&T Collocator to operate the AT&T Communications Equipment at any Site, then subject to the following sentence, AT&T Collocator may, without demand upon Tower Operator and without waiving or releasing Tower Operator from any duty, obligation or liability under this Agreement, make any such payment or take any such other action required of Tower Operator (other than performing work on a Tower), in each case in compliance with applicable Law in all material respects and in a manner consistent with the general standard of care in the tower industry. Unless Tower Operator’s failure results in or relates to an Emergency, AT&T Collocator shall give Tower Operator at least 10 Business Days’ prior written notice of AT&T Collocator’s intended action and Tower Operator shall have the right to cure such failure within such 10 Business Day period unless the same is not able to be remedied in such 10 Business Day period, in which event such 10 Business Day period shall be extended, provided that Tower Operator has commenced such cure within such 10 Business Day period and continuously prosecutes the performance of the same to completion with due diligence. No prior notice shall be required in the event of an Emergency. AT&T Collocator may pay all incidental costs and expenses incurred in exercising its rights under this Agreement, including reasonable attorneys’ fees and expenses, penalties, re-instatement fees, late charges, and interest. An amount equal to 120% of the total amount of the costs and expenses incurred by AT&T Collocator in accordance with this Section 24 shall be due and payable by Tower Operator upon demand and bear interest at the rate of the lesser of (A) the Prime Rate or (B) 10% per annum from the date five days after demand until paid by Tower Operator.
SECTION 25.Defaults and Remedies.
(a)AT&T Collocator Events of Default. The following events constitute events of default by AT&T Collocator:
(i)In respect of this Agreement or any Site Lease Agreement, AT&T Collocator fails to timely pay any portion of the AT&T Rent Amount, and any such failure continues for fifteen (15) Business Days after receipt of written notice from Tower Operator of such failure;
(ii)AT&T Collocator fails to timely pay any other amount payable hereunder not constituting a portion of the AT&T Rent Amount, and such failure continues for fifteen (15) Business Days after receipt of written notice from Tower Operator of such failure;
(iii)AT&T Collocator violates or breaches any material term of this Agreement in respect of any Site, and AT&T Collocator fails to cure such breach or violation within thirty (30) days of receiving written notice thereof from Tower Operator specifying such breach or violation in reasonable detail, or, if the violation or breach cannot be cured within 30 days (other than a failure to pay money), fails to take steps to cure such violation or breach within such 30 days and act continuously and diligently to complete the cure of such breach or violation within a reasonable time thereafter; provided that if any such default causes Tower Operator to be in default under any Collocation Agreement existing prior to the Effective Date, the 30 day period referenced above in this Section 25(a)(iii) shall be reduced to such lesser time period as Tower Operator notifies such AT&T Collocator in writing that Tower Operator has to comply under such Collocation Agreement;
(iv)A Bankruptcy Event occurs with respect to AT&T Primary Collocator, or AT&T Primary Collocator rejects its rights to sublease or other right by AT&T Primary Collocator to use and occupy any Site under Section 365 of the Bankruptcy Code; or
(v)A Bankruptcy Event occurs with respect to any AT&T Collocator other than AT&T Primary Collocator, or any AT&T Collocator other than AT&T Primary Collocator rejects its rights to sublease or other right by such AT&T Collocator to use and occupy any Site under Section 365 of the Bankruptcy Code.
(b)Tower Operator Remedies With Respect to AT&T Collocator Defaults; AT&T Collocator Cure Rights.
(i)Upon the occurrence of any event of default by AT&T Collocator under Section 25(a)(i) or Section 25(a)(ii), Tower Operator may deliver to AT&T Collocator a second notice of default marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND MAY RESULT IN TERMINATION OF YOUR RIGHTS” and the envelope containing the request must be marked “PRIORITY”. If AT&T Collocator does not cure the event of default within 15 Business Days after delivery of such second notice, then (x) Tower Operator may terminate this Agreement as to the lease or other use and occupancy of the AT&T Collocation Space only as to those Sites leased, used or occupied by AT&T Collocator with respect to which such event of default is occurring, and (y) accelerate all unpaid payments of the AT&T Rent Amount for the remainder of the then-current initial term or renewal term, as applicable, as to those Sites leased, used or occupied by AT&T Collocator with respect to which such event of default is occurring. Termination with respect to the affected Site or Sites, as applicable, shall be effective 30 days after AT&T Collocator’s receipt of the termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect; provided, further, that if AT&T Collocator pays the accelerated amount described in clause (y) of the immediately preceding sentence within 30 days of receipt of the termination notice, AT&T Collocator shall be deemed to have cured such default and this Agreement shall continue in full force and effect with respect to the affected Site or Sites, except that AT&T Collocator shall have no further obligation to pay the AT&T Rent Amount to the extent already paid with respect to such Site(s) for the remainder of the then-current initial term or renewal term, as applicable.
(ii)Upon the occurrence of any event of default by AT&T Collocator under Section 25(a)(iii), Tower Operator may deliver to AT&T Collocator a second notice of default marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND MAY RESULT IN TERMINATION OF YOUR RIGHTS” and the envelope containing the request must be marked “PRIORITY”. If AT&T Collocator does not cure the event of default within 15 Business Days after delivery of such second notice, Tower Operator may terminate this Agreement as to the applicable Site and AT&T Collocator’s lease or other use and occupancy of the AT&T Collocation Space at such Site by giving AT&T Collocator written notice of termination, and this Agreement shall be terminated as to the applicable Site and as to the applicable AT&T Collocation Space, 30 days after AT&T Collocator’s receipt of such termination notice; provided; however, that this Agreement shall otherwise remain in effect.
(iii)Upon the occurrence of any event of default by AT&T Primary Collocator under Section 25(a)(iv), Tower Operator may terminate this Agreement as to the lease or other use and occupancy of the AT&T Collocation Space at any or all Sites leased, used or occupied by AT&T Collocator by giving AT&T Collocator written notice of termination, and this Agreement shall be terminated as to such Sites 30 days after AT&T Collocator’s receipt of such termination notice.
(iv)Upon the occurrence of any event of default by AT&T Collocator (other than AT&T Primary Collocator) under Section 25(a)(v), Tower Operator may terminate this Agreement as to the lease or other use and occupancy of the AT&T Collocation Space at any or all Sites leased, used or occupied by the AT&T Collocator that is the subject of the Bankruptcy Event or rejection (but not any Site leased, used or occupied by any other AT&T Collocator) by giving AT&T Collocator written notice of termination, and this Agreement shall be terminated as to such Sites 30 days after AT&T Collocator’s receipt of such termination notice.
(v)Notwithstanding anything to the contrary contained herein, if AT&T Collocator is determined pursuant to Section 25(g) to be in default, then AT&T Collocator shall have 20 days following such determination to initiate a cure of such default and so long as such cure is diligently completed, an event of default with respect to AT&T Collocator shall not be deemed to have occurred.
(c)Tower Operator Events of Default. The following events constitute events of default by Tower Operator:
(i)Tower Operator fails to timely pay any amount payable hereunder, and such failure continues for fifteen (15) Business Days after receipt of written notice from AT&T Collocator of such failure;
(ii)Tower Operator violates or breaches any material term of this Agreement in respect of any Site, and Tower Operator fails to cure such breach or violation within thirty (30) days of receiving written notice thereof from AT&T Collocator specifying such breach or violation in reasonable detail, or, if the violation or breach cannot be cured within 30 days (other than a failure to pay money), fails to take steps to cure such violation or breach within such 30 days and act diligently to complete the cure of such violation or breach within a reasonable time thereafter; or
(iii)A Bankruptcy Event occurs with respect to Tower Operator; or the lease to AT&T Collocator or other right by AT&T Collocator to use and occupy the AT&T Collocation Space is rejected by Tower Operator under Section 365 of the Bankruptcy Code.
Notwithstanding anything to the contrary contained herein, no event of default shall be deemed to occur and exist under this Agreement as a result of a violation or breach by Tower Operator of (i) any term of this Agreement that requires Tower Operator to comply in all respects with any applicable Law (including, for the avoidance of doubt, any applicable Environmental Law) or any Ground Lease if (x) Tower Operator complies with such Law or such Ground Lease, as applicable, in all material respects and (y) no claims, demands, assessments, actions, suits, fines, levies or other penalties have been asserted against or imposed on AT&T Collocator by any Governmental Authority as a result of Tower Operator’s non-compliance in all respects with such Law or by the applicable Ground Lessor as a result of Tower Operator’s non-compliance in all respects with such Ground Lease and (ii) Section 5(a), Section 6, Section 8(a), Section 8(c), Section 17, Section 20 or Section 21 if such violation or breach arises out of or relates to any event, condition or occurrence that occurred prior to, or is in existence as of, the Effective

Date unless such violation or breach has not been cured on or prior to the first anniversary of the Effective Date; provided, however, that if AT&T Collocator gives Tower Operator notice of any event, condition or occurrence giving rise to an obligation of Tower Operator to repair, maintain or modify a Tower under Section 6(a), or Tower Operator otherwise obtains knowledge thereof, Tower Operator shall remedy such event, condition or occurrence in accordance with its standard protocol and procedures for remedying similar events, conditions or occurrences with respect to its portfolio of telecommunications tower sites (taking into account whether such event, condition or occurrence is deemed an emergency, a priority or a routine matter in accordance with Tower Operator’s then current practices).
(d)AT&T Collocator Remedies.
(i)Upon the occurrence of any event of default by Tower Operator under Section 25(c)(i) or Section 25(c)(ii) in respect of any Site, AT&T Collocator may deliver to Tower Operator a second notice of default marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A MASTER LEASE AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND MAY RESULT IN TERMINATION OF YOUR RIGHTS” and the envelope containing the request must be marked “PRIORITY”. If Tower Operator does not cure the event of default within 15 Business Days after delivery of such second notice, AT&T Collocator may terminate this Agreement as to such Site by giving Tower Operator written notice of termination, and this Agreement shall be terminated as to such Site 30 days after Tower Operator’s receipt of such termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.
(ii)Upon the occurrence of any event of default by Tower Operator under Section 25(c)(iii), AT&T Collocator may terminate this Agreement as to any Sites by giving Tower Operator written notice of termination; termination with respect to the affected Site shall be effective 30 days after Tower Operator’s receipt of such termination notice; provided, however, that this Agreement shall otherwise remain in full force and effect.
(iii)Notwithstanding anything to the contrary contained herein, if Tower Operator is determined pursuant to Section 25(g) to be in default, then Tower Operator shall have 20 days following such determination to initiate a cure of such default and so long as such cure is diligently completed, an event of default with respect to Tower Operator shall not be deemed to have occurred.
(e)Force Majeure. In the event that either party shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of events of Force Majeure, or any delay caused by the acts or omissions of the other party in violation of this Agreement, then the performance of such act (and any related losses and damages caused the failure of such performance) shall be excused for the period of delay and the period for performance of any such act shall be extended for a period equivalent to the period required to perform as a result of such delay.
(f)No Limitation on Remedies. AT&T Collocator or Tower Operator, as applicable, may pursue any remedy or remedies provided in this Agreement or any remedy or remedies provided for or allowed by law or in equity, separately or concurrently or in any combination, including (i) specific performance or other equitable remedies, (ii) money damages arising out of such default or (iii) in the case of Tower Operator’s default, AT&T Collocator may perform, on behalf of Tower Operator, Tower Operator’s obligations under the terms of this Agreement and seek reimbursement pursuant to Section 24.
(g)Arbitration. Notwithstanding anything in this Agreement to the contrary, any Party receiving notice of a default or termination under this Agreement may, within ten (10) days after receiving the notice, initiate arbitration proceedings to determine the existence of any such default or termination right. Such arbitration proceedings shall be conducted in accordance with and subject to the rules and practices of The American Arbitration Association under its Commercial Arbitration Rules from time to time in force. There shall be three (3) arbitrators, selected in accordance with the rules of The American Arbitration Association under its Commercial Arbitration Rules. A decision agreed on by two (2) of the arbitrators shall be the decision of the arbitration panel. Such arbitration panel conducting any arbitration hereunder shall be bound by, and shall not have the power to modify, the provisions of this Agreement. During the pendency of such arbitration proceedings, the notice and cure periods set forth in this Section 25 shall be tolled and the Party alleging the default may not terminate this Agreement on account of such alleged event of default. Nothing in this Section 25(g) is intended to be or to be construed as a waiver of a Party’s right to any remedy set forth elsewhere in this Agreement or that may not be enforced by means of arbitration, including, without limitation, the rights of set off, injunctive relief and specific performance.
(h)Remedies Not Exclusive. Unless expressly provided herein, a Party’s pursuit of any one or more of the remedies provided in this Agreement shall not constitute an election of remedies excluding the election of another remedy or other remedies, a forfeiture or waiver of any amounts payable under this Agreement as to the applicable Site by such Party or waiver of any relief or damages or other sums accruing to such Party by reason of the other Party’s failure to fully and completely keep, observe, perform, satisfy and comply with all of the agreements, terms, covenants, conditions, requirements, provisions and restrictions of this Agreement.
(i)No Waiver. Either Party’s forbearance in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any event of default or of any remedy. No waiver by either Party of any right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any other right or remedy then or thereafter existing. No failure of either Party to pursue or exercise any of its powers, rights or remedies or to insist upon strict and exact compliance by the other Party with any agreement, term, covenant, condition, requirement, provision or restriction of this Agreement, and no custom or practice at variance with the terms of this Agreement, shall constitute a waiver by either Party of the right to demand strict and exact compliance with the terms and conditions of this Agreement. Except as otherwise provided herein, any termination of this Agreement pursuant to this Section 25, or partial termination of a Party’s rights hereunder, shall not terminate or diminish any Party’s rights with respect to the obligations that were to be performed on or before the date of such termination.
(j)Continuing Obligations. Any termination by Tower Operator of AT&T Collocator’s rights with respect to any or all Sites pursuant to Section 25(b) shall not diminish or limit any obligation of AT&T Collocator to pay the AT&T Rent Amount (or any component thereof) provided for herein or any other amounts with respect to such Site(s), in each case, unless already paid pursuant to Section 25(b)(i) or otherwise.
(k)Notice Parties. Notices of default or termination delivered pursuant to this Section 25 shall not be effective unless delivered to each of the Persons required by Section 32(e) pursuant to the terms thereof.
SECTION 26.Quiet Enjoyment. Tower Operator covenants that AT&T Collocator shall, subject to the terms and conditions of this Agreement, peaceably and quietly hold and enjoy the AT&T Collocation Space at each Site and shall have the right provided herein to operate its equipment at each Site without hindrance or interruption from Tower Operator.
SECTION 27.No Merger. There shall be no merger of this Agreement or any leasehold interest or estate created by this Agreement in any Site with any superior estate held by a Party by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, both the leasehold interest or estate created by this Agreement in any Site and such superior estate; and this Agreement shall not be terminated, in whole or as to any Site, except as expressly provided in this Agreement. Without limiting the generality of the foregoing provisions of this Section 27, there shall be no merger of the leasehold interest or estate created by this Agreement in Tower Operator in any Site with any underlying fee interest that Tower Operator may acquire in any Site that is superior or prior to such leasehold interest or estate created by this Agreement in Tower Operator.
SECTION 28.Broker and Commission.
(a)All negotiations in connection with this Agreement have been conducted by and between Tower Operator and AT&T Collocator and their respective Affiliates without the intervention of any Person or other party as agent or broker other than TAP Advisors and J.P. Morgan Securities LLC (the “Financial Advisors”), which are advising AT&T Parent in connection with this Agreement and related transactions and which shall be paid solely by AT&T Parent.
(b)Each of Tower Operator and AT&T Collocator warrants and represents to the other that there are no broker’s commissions or fees payable by it in connection with this Agreement by reason of its respective dealings, negotiations or communications other than the advisor’s fees payable to the Financial Advisors which shall be payable by AT&T Parent. Each of Tower Operator and AT&T Collocator agrees to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such commission or fee which may be suffered by the indemnified Party by reason of any action or agreement of the indemnifying Party.
SECTION 29.Recording of Memorandum of Site Lease Agreement; Bifurcation of Site.
(a)Subject to the applicable provisions of the Master Agreement, for each AT&T Collocation Space at an Assignable Site, following the execution of this Agreement or after any Subsequent Closing, AT&T Collocator and Tower Operator shall each have the right, at its sole cost and expense, to cause a Memorandum of Site Lease Agreement to be filed in the appropriate county or other local property records (unless the Ground Lease for any applicable Assignable Site prohibits such recording) to provide constructive notice to third parties of the existence of this Agreement and shall promptly thereafter provide or cause to be provided in electronic form a recorded copy of same to the other Party.

(b)In addition to and not in limitation of any other provision of this Agreement, the Parties shall have the right to review and make corrections, if necessary, to any and all exhibits to this Agreement or to the applicable Memorandum of Site Lease Agreement. After making such corrections, the Party that recorded the Memorandum of Site Lease Agreement shall re-record such Memorandum of Site Lease Agreement to reflect such corrections, at the sole cost and expense of the Party that requested such correction, and shall promptly provide in electronic form a recorded copy of same to the other Party.
(c)The Parties shall cooperate with each other to cause changes to be made in the Memorandum of Site Lease Agreement for such Site, if such changes are requested by either Party to evidence any permitted changes in the description of the AT&T Collocation Space respecting such Site or equipment or improvements thereof, and the Party that requested such changes to the Memorandum of Site Lease Agreement shall record same at its sole cost and expense and shall promptly provide in electronic form a recorded copy of same to the other Party.
(d)With respect to any Leased Site containing Reserved Property, upon request of either Party, the Parties will reasonably cooperate to bifurcate, and use commercially reasonable efforts to cause the applicable Ground Lessor to bifurcate, the fee or ground leasehold interest in the Leased Site to legally separate the Reserved Property belonging to an AT&T Group Member from the Included Property belonging to Tower Operator, at the cost and expense of such AT&T Group Member.
SECTION 30.Damage to the Site, Tower or the Improvements.
(a)If there occurs a casualty that damages or destroys all or a Substantial Portion of any Site, then within 60 days after the date of the casualty, Tower Operator shall notify AT&T Collocator in writing as to whether, in Tower Operator’s reasonable judgment, the Site is a Non-Restorable Site, which notice shall specify in detail the reasons for such determination by Tower Operator, and if such Site is not a Non-Restorable Site (a “Restorable Site”) the estimated time, in Tower Operator’s reasonable judgment, required for Restoration of the Site (a “Casualty Notice”). If the Casualty Notice states that such Site is a Non-Restorable Site, then either Tower Operator or AT&T Collocator shall have the right to terminate this Agreement with respect to such Site, upon written notice to the other Party (given within the time period required below) and AT&T Collocator’s lease or other use and occupancy of such Site shall terminate as of the date of such notice. Any such notice of termination shall be given not later than 30 days after receipt of the Casualty Notice (or after final determination that the Site is a Non-Restorable Site if arbitration is instituted as provided above). In all instances Tower Operator shall have the sole right to retain all insurance Proceeds related to a Non-Restorable Site.
(b)If there occurs, as to any Site, a casualty that damages such Site but Tower Operator determines that the Site is a Restorable Site, then Tower Operator, at its sole cost and expense, shall promptly commence and diligently prosecute to completion, within a period of 60 days after the date of the damage, the adjustment of Tower Operator’s insurance Claims with respect to such event and, thereafter, promptly commence, and diligently prosecute to completion, the Restoration of the Site. The Restoration shall be carried on and completed in accordance with the provisions and conditions of this Section 30.
(c)Without limiting Tower Operator’s obligations under this Agreement in respect of a Site subject to a casualty, if Tower Operator undertakes the Restoration of a Site that has suffered a casualty, Tower Operator shall, if commercially feasible, make available to AT&T Collocator a portion of the Included Property of such Site for the purpose of AT&T Collocator locating, at its sole cost and expense, a temporary communications facility, and shall give AT&T Collocator priority over Tower Tenants at such Site as to the use of such portion of the Site; provided, however, that (i) the placement of such temporary communications facility shall not interfere in any material respect with Tower Operator’s Restoration or the continued operations of any Tower Tenant; (ii) AT&T Collocator shall obtain any permits and approvals, at AT&T Collocator’s cost, required for the location of such temporary communications facility on such Site; and (iii) there must be available space on the Site for locating such temporary communications facility.
(d)If Tower Operator undertakes the Restoration of a Site but then fails at any time to diligently pursue the substantial completion of such Restoration (subject to delay for Force Majeure or the inability to obtain Governmental Approvals, as opposed to merely a delay in obtaining Governmental Approvals), AT&T Collocator may terminate this Agreement as to such Site upon giving Tower Operator written notice of its election to terminate at any time prior to completion of the Restoration.
(e)From and after any casualty as to any Site described in this Section 30 and during the period of Restoration at a Site, the AT&T Rent Amount with respect to such Site shall abate until completion of the Restoration.
(f)The Parties acknowledge and agree that this Section 30 is in lieu of and supersedes any statutory requirements under the laws of any State applicable to the matters set forth in this Section 30.

SECTION 31.Condemnation.
(a)If there occurs a Taking of all or a Substantial Portion of any Site, other than a Taking for temporary use, then either Tower Operator or AT&T Collocator shall have the right to terminate this Agreement as to such Site by providing written notice to the other within 30 days of the occurrence of such Taking, whereupon the Term shall automatically expire as to such Site, as of the earlier of (i) the date upon which title to such Site, or any portion of such Site, is vested in the condemning authority, or (ii) the date upon which possession of such Site or portion of such Site is taken by the condemning authority, as if such date were the Site Expiration Date as to such Site, and each Party shall be entitled to prosecute, claim and retain the entire Award attributable to its respective interest in such Site under this Agreement.
(b)If there occurs a Taking of less than a Substantial Portion of any Site, then this Agreement and all duties and obligations of Tower Operator under this Agreement in respect of such Site shall remain unmodified, unaffected and in full force and effect. Tower Operator shall promptly proceed with the Restoration of the remaining portion of such Site (to the extent commercially feasible) to a condition substantially equivalent to its condition prior to the Taking. Tower Operator shall be entitled to apply the Award received by Tower Operator to the Restoration of any Site from time to time as such work progresses; provided, however, that AT&T Collocator shall be entitled to prosecute and claim an amount of any Award reflecting its interest under this Agreement. If the cost of the Restoration exceeds the Award recovered by Tower Operator, Tower Operator shall pay the excess cost. If the Award exceeds the cost of the Restoration, the excess shall be paid to Tower Operator upon completion of the Restoration.
(c)If there occurs a Taking of any portion of any Site for temporary use, then this Agreement shall remain in full force and effect as to such Site. Notwithstanding anything to the contrary contained in this Agreement, during such time as Tower Operator will be out of possession of such Site, if an Assignable Site, or unable to operate such Site, if a Non-Assignable Site, by reason of such Taking, the failure to keep, observe, perform, satisfy and comply with those terms and conditions of this Agreement compliance with which are effectively impractical or impossible as a result of Tower Operator’s being out of possession of or unable to operate (as applicable) such Site shall not be a breach of or an event of default under this Agreement. Each Party shall be entitled to prosecute, claim and retain the Award attributable to its respective interest in such Site under this Agreement for any such temporary Taking.
(d)If there occurs a Taking of all or any part of any AT&T Collocation Space at any Site for temporary use, then this Agreement shall remain in full force and effect as to such Site for the remainder of the then-current Term. Notwithstanding anything to the contrary contained in this Agreement, during such time as AT&T Collocator shall be out of possession of such AT&T Collocation Space by reason of such Taking, the failure by AT&T Collocator to keep, observe, perform, satisfy, and comply with those terms and conditions of this Agreement, compliance with which are effectively impractical or impossible as a result of AT&T Collocator’s being out of possession of such AT&T Collocation Space shall not be a breach of or an event of default under this Agreement, and AT&T Collocator shall not be liable for payment of the AT&T Rent Amount with respect to such Site during the period of the temporary Taking.
SECTION 32.General Provisions.
(a)Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
(b)Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES; provided, however, that the enforcement of this Agreement with respect to a particular Site as to matters relating to real property and matters mandatorily governed by local Law, shall be governed by and construed in accordance with the laws of the state in which the Site in question is located. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, City of New York and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 32(e) of this Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(c)Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
(d)Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
(e)Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (i) the next Business Day when sent overnight by a nationally recognized overnight courier service, (ii) upon transmission of an e-mail (followed by delivery of an original via nationally recognized overnight courier service), or (iii) upon delivery when personally delivered to the receiving Party. All such notices and communications shall be sent or delivered as set forth below or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party. All notices delivered by any AT&T Group Member shall be deemed to have been delivered on behalf of all AT&T Group Members. All notices shall be delivered to the relevant Party at the address set forth below.
If to AT&T Collocator, AT&T Guarantor or any other AT&T Group Member, to:

c/o New Cingular Wireless PCS, LLC
Attention: Network Real Estate Administration
Re: Cell Site #: ___________; Cell Site Name: _____
(State Abbreviation)
Fixed Asset No: _____________
575 Morosgo Drive
13-F West Tower
Atlanta, Georgia 30324
with a copy to:
New Cingular Wireless PCS, LLC
Attention:  Network Counsel, AT&T Legal Department
Re: Cell Site #: ___; Cell Site Name: ___ (State
Abbreviation)
Fixed Asset No: ___________________
208 South Akard Street
Dallas, Texas, 75202-4206
and (for sites in Puerto Rico) a copy to:
New Cingular Wireless PCS, LLC
Attention: AT&T Legal Department
Re: Cell Site #: ___; Cell Site Name: ___ (State
Abbreviation)
Fixed Asset No: ___________________
Ortegon 103
Guaynabo, Puerto Rico 00966
and a copy of any notice given pursuant to Section 25 to:
AT&T Inc.
208 South Akard Street
Dallas, Texas, 75202-4206
Attention: SVP and Assistant General Counsel - Corporate

If to Tower Operator, to:
Crown Castle International Corp.
1220 Augusta Drive, Suite 600
Houston, Texas 77057
Attention: CFO (Jay Brown)
Attention: General Counsel (E. Blake Hawk)
and a copy of any notice given pursuant to Section 25 to:
Crown Castle International Corp.
1220 Augusta Drive, Suite 600
Houston, Texas 77057
Attention: Legal Department
(f)Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, heirs, legal representatives and permitted assigns. Except as provided in the provisions of this Agreement related to indemnification, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.
(g)Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by a Party of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
(h)Time of the Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.
(i)Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts to the extent permitted by applicable Law, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Subject to Section 32(b) and Section 32(j) of this Agreement, nothing contained in this Agreement shall be construed as prohibiting any Party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or applicable Law for such breach or threatened breach, including the recovery of damages.
(j)Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability under this Agreement, for: (y) any punitive or exemplary damages, or (z) any special, consequential, incidental or indirect damages, including lost profits, lost data, lost revenues and loss of business opportunity, whether or not the other Party was aware or should have been aware of the possibility of these damages. It is understood and agreed that AT&T Collocator or an Affiliate of AT&T Collocator will be entering into a particular Site Lease Agreement and that each such Affiliate executing the applicable Site Lease Agreement shall be liable with respect to such Site Lease Agreement (for the avoidance of doubt, Section 33 will remain unaffected and in full force and effect). All communications and invoices relating to a Site Lease Agreement must be directed to the party signing that Site Lease Agreement.
(k)Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, the Parties hereto shall negotiate in good faith to modify this Agreement so as to (i) effect the original intent of the Parties as closely as possible and (ii) to ensure that the economic and legal substance of the transactions contemplated by this Agreement to the Parties is not materially and adversely affected as a result of such provision being invalid, illegal or incapable of being enforced, in each case, in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If following the modification(s) to this Agreement described in the foregoing sentence, the economic and legal substance of the transactions contemplated by this

Agreement are not affected in any manner materially adverse to any Party, all other conditions and provisions of this Agreement shall remain in full force and effect.
(l)Interpretation.
(i)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(ii)The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
SECTION 33.AT&T Guarantor Guarantee.
(a)As of the date hereof, AT&T Guarantor holds all or substantially all of AT&T Parent’s United States domestic wireless business (including wireless voice and data and the assets for the United States domestic wireless business). In the event AT&T Guarantor does not hold all or substantially all of AT&T Parent’s United States domestic wireless business (including wireless voice and data and the assets for the United States domestic wireless business) and AT&T Parent or another Affiliate of AT&T Parent does hold all or substantially all of AT&T Parent’s United States domestic wireless business (and all or substantially all of the United States domestic wireless business (including wireless voice and data and the assets for the United States domestic wireless business) of AT&T Guarantor shall not have been transferred to a Person that is not an Affiliate of AT&T Parent), AT&T Parent or such other Affiliate of AT&T Parent shall execute a joinder to this Agreement reasonably satisfactory to Tower Operator providing for a guarantee of the AT&T Collocator Obligations equivalent to the guarantee provided by AT&T Guarantor as of the date hereof and shall become “AT&T Guarantor” for all purposes hereunder. For purposes of this section, the term “United States” shall include Puerto Rico and the United States Virgin Islands.
(b)AT&T Guarantor unconditionally guarantees to the Tower Operator Indemnitees the full and timely payment of all obligations of AT&T Collocator under Section 4 of this Agreement and any corresponding obligations of AT&T Collocator or any Affiliate of AT&T Collocator under any Site Lease Agreement (collectively, the “AT&T Collocator Obligations”). AT&T Guarantor agrees that if AT&T Collocator (all references to AT&T Collocator in this Section 33 shall be deemed to include any Affiliate of AT&T Collocator with Communications Equipment, Improvements, a Shelter or any equipment related to the use and operation thereto on a Site or that is a party to any Site Lease Agreement) defaults at any time during the Term of this Agreement or the term of any Site Lease Agreement in the performance of any of the AT&T Collocator Obligations, AT&T Guarantor shall faithfully perform and fulfill all AT&T Collocator Obligations and shall pay to the applicable beneficiary all reasonable attorneys’ fees, court costs and other expenses, costs and disbursements incurred by the applicable beneficiary on account of any default by AT&T Collocator and on account of the enforcement of this guaranty.
(c)The foregoing guaranty obligation of AT&T Guarantor shall be enforceable by any Tower Operator Indemnitee in an action against AT&T Guarantor without the necessity of any suit, action or proceeding by the applicable beneficiary of any kind or nature whatsoever against AT&T Collocator, without the necessity of any notice to AT&T Guarantor of AT&T Collocator’s default or breach under this Agreement or any Site Lease Agreement, and without the necessity of any other notice or demand to AT&T Guarantor to which AT&T Guarantor might otherwise be entitled, all of which notices AT&T Guarantor hereby expressly waives. AT&T Guarantor hereby agrees that the validity of this guaranty and the obligations of AT&T Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by any Tower Operator Indemnitee against AT&T Collocator any of the rights or remedies reserved to such Tower Operator Indemnitee pursuant to the provisions of this Agreement, any Site Lease Agreement or any other remedy or right which such Tower Operator Indemnitee may have at law or in equity or otherwise.
(d)AT&T Guarantor covenants and agrees that this guaranty is an absolute, unconditional, irrevocable and continuing guaranty. The liability of AT&T Guarantor hereunder shall not be affected, modified or diminished by reason of any assignment, renewal, modification, extension or termination of this Agreement or any Site Lease Agreement or any modification or waiver of or change in any of the covenants and terms of this Agreement or any Site Lease Agreement by agreement of a Tower Operator Indemnitee and AT&T Collocator, or by any unilateral action of either a Tower Operator Indemnitee or AT&T Collocator, or by an extension of time that may be granted by a Tower Operator Indemnitee to AT&T Collocator or any indulgence of any kind granted to AT&T Collocator, or any dealings or transactions occurring between a Tower Operator Indemnitee and AT&T Collocator, including any adjustment, compromise, settlement, accord and satisfaction or release, or any Bankruptcy, insolvency, reorganization or other arrangements affecting AT&T Collocator. AT&T Guarantor does hereby expressly waive any suretyship defenses it might otherwise have.

(e)Except for any assignment by AT&T Collocator of this Agreement (including any of AT&T Collocator’s rights, duties or obligations under this Agreement with respect to any Site or the AT&T Collocation Space at such Site) to a Qualified Transferee pursuant to Section 16(b), no assignment by AT&T Collocator of this Agreement (including any of AT&T Collocator’s rights, duties or obligations under this Agreement with respect to any Site or the AT&T Collocation Space at such Site) shall relieve or discharge AT&T Guarantor from its guarantee of the AT&T Collocator Obligations pursuant to this Section 33.
(f)All of the Tower Operator Indemnitees’ rights and remedies under this guaranty are intended to be distinct, separate and cumulative and no such right and remedy herein is intended to be to the exclusion of or a waiver of any other. AT&T Guarantor hereby waives presentment demand for performance, notice of nonperformance, protest notice of protest, notice of dishonor and notice of acceptance. AT&T Guarantor further waives any right to require that an action be brought against AT&T Collocator or any other Person or to require that resort be had by a beneficiary to any security held by such beneficiary.
SECTION 34.AT&T Parent Affiliate License. In the event that AT&T Guarantor ceases to be wholly owned, directly or indirectly, by AT&T Parent, to the extent that any Person that is directly or indirectly wholly owned by AT&T Parent but that is not directly or indirectly wholly owned by AT&T Guarantor used any Site as of the date AT&T Guarantor ceased to be directly or indirectly wholly owned by AT&T Parent (such Person, an “AT&T Parent Affiliate”), such AT&T Parent Affiliate and Tower Operator shall, following AT&T Parent Affiliate’s completion of the applicable application and amendment process, enter into definitive documentation reasonably satisfactory to Tower Operator to permit such AT&T Parent Affiliate to continue to use such Site (the “AT&T Parent Affiliate License”), in each case at the sole cost and expense of such AT&T Parent Affiliate. The AT&T Parent Affiliate License shall provide that such AT&T Parent Affiliate may continue to use the applicable Site subject to the terms of this Agreement solely to the extent that such AT&T Parent Affiliate used such Site as of the date AT&T Guarantor ceased to be directly or indirectly wholly owned by AT&T Parent, at no additional rent to such AT&T Parent Affiliate; provided, however, that the AT&T Parent Affiliate License shall provide that such AT&T Parent Affiliate shall pay customary and reasonable rent with respect to any use of any portion of such Site (including the AT&T Collocation Space at such Site) first used by such AT&T Parent Affiliate on or after the date that is one year prior to the earlier of (a) the first public announcement of the transaction pursuant to which AT&T Guarantor ceased to be directly or indirectly wholly owned by AT&T Parent and (b) the date on which definitive documentation was entered into with respect to the transaction pursuant to which AT&T Guarantor ceased to be directly or indirectly wholly owned by AT&T Parent. For the avoidance of doubt, (i) any portion of any Site (including the AT&T Collocation Space at such Site) used from time to time by any AT&T Parent Affiliate shall be deemed to be used by AT&T Collocator for all purposes under this Agreement and (ii) except as otherwise expressly provided in the AT&T Parent Affiliate License or other definitive documentation entered into by Tower Operator and AT&T Parent Affiliate, AT&T Parent Affiliate shall use the applicable Site (including the AT&T Collocation Space at such Site) only to the extent permitted under this Agreement (including Section 9(b) hereof).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and sealed by their duly authorized representatives, all effective as of the day and year first written above.
AT&T COLLOCATOR:
AT&T MOBILITY USVI, INC.

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

AT&T MOBILITY PUERTO RICO, Inc.

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

AT&T MOBILITY WIRELESS
OPERATIONS HOLDINGS INC.

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

LAFAYETTE MSA LIMITED
PARTNERSHIP

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

MADISON SMSA LIMITED
PARTNERSHIP

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

[AT&T Signature Page to Sale Site Master Lease Agreement]

MILWAUKEE SMSA LIMITED
PARTNERSHIP

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

NEW CINGULAR WIRELESS PCS, LLC

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

OKLAHOMA CITY SMSA LIMITED
PARTNERSHIP

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

ORLANDO SMSA LIMITED
PARTNERSHIP

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

SANTA BARBARA CELLULAR
SYSTEMS LTD.

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

[AT&T Signature Page to Sale Site Master Lease Agreement]

TEXAS RSA 18 LIMITED PARTNERSHIP

By: New Cingular Wireless PCS, LLC, its General Partner

By: AT&T Mobility Corporation, its Manager

By:_ /s/ Larisa Medvedkova__________
Name: Larisa Medvedkova
Title:     Assistant Secretary

AT&T GUARANTOR:

AT&T MOBILITY LLC

By: AT&T Mobility Corporation, its Manager

By	/s/ Larisa Medvedkova
Name:	Larisa Medvedkova
Title: Assistant Secretary

[AT&T Signature Page to Sale Site Master Lease Agreement]

TOWER OPERATOR:

AMWOHI TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

CCPR VI TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

LAFAYETTE TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

MADISON TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

MILWAUKEE TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

NCWPCS TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

OKLAHOMA CITY TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

ORLANDO TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

[Crown Signature page to Sale Site Master Lease Agreement]

PUERTO RICO TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

SANTA BARBARA TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

TEXAS RSA 18 TOWER NEWCO LLC

By:_/s/ E. Blake Hawk_____________
Name:     E. Blake Hawk
Title:     Executive Vice President

[Crown Signature page to Sale Site Master Lease Agreement]